Exhibit 10
PURCHASE AGREEMENT
BY AND AMONG
THE MIRAGE CASINO-HOTEL,
AS SELLER,
TREASURE ISLAND CORP.,
AS THE COMPANY
AND
RUFFIN ACQUISITION, LLC,
AS PURCHASER
DATED AS OF DECEMBER 13, 2008

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TABLE OF CONTENTS

PAGE
Seller has delivered to Purchaser a complete, accurate and current copy of a list and the aging of the accounts receivable and casino collection receivables, by customer, of the Company that were outstanding as of October 31, 2008. All accounts receivable and casino collection receivables (a) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the business and represent income earned in the Ordinary Course of Business, and (b) are not subject to material defenses, setoffs or counterclaims to the knowledge of the MGM Entities, other than normal allowances. Unless paid prior to the Closing Date, the accounts receivable and casino collection receivables of the Company are expected to be collected in the Ordinary Course of Business, net of the reserves set forth on the balance sheet of the Company as of October 31, 2008.
42
Section 4.26 [Intentionally omitted]	42
Section 4.27 Knowledge	42
Section 4.28 Nevada Takeover Statutes	43
Section 4.29 Projections	43

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	43
Section 5.1 Organization of Purchaser	43
Section 5.2 Ownership	43
Section 5.3 Authority; No Conflict; Required Filings and Consents	43
Section 5.4 Brokers	44
Section 5.5 Licensing	44
Section 5.6 Litigation	45
Section 5.7 Availability of Funds	45
Section 5.8 No Breach	45
Section 5.9 Knowledge	45
Section 5.10 Investment Intent	45

ARTICLE VI COVENANTS	46
Section 6.1 Conduct of Business of the Company	46
Section 6.2 Cooperation; Notice; Cure	49
Section 6.3 Access to Information	50
Section 6.4 Confidentiality of Information	50
Section 6.5 Intercompany Account Settlement	50
Section 6.6 Governmental Approvals	51
Section 6.7 Performance	52
Section 6.8 Publicity	52
Section 6.9 Intellectual Property — General	52
Section 6.10 Intellectual Property — Post-Closing	53
Section 6.11 Employees	54
Section 6.12 Transitional Services	55
Section 6.13 Termination of Affiliate Contracts	55

Schedule 1A — Software
Schedule 1B — Used Intellectual Property
Schedule 2.2 — Retained Property
Schedule 2.3 — Additional Property
Schedule 6.1 — Ordinary Course of Business Exceptions
Schedule 6.3(c) — Access to Information
Schedule 6.12 — List of Transitional Services
Schedule 6.23(b) — Subdivision Map

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Schedule 7.1(c) — Government Approvals
Exhibit A-1 — Seller Note
Exhibit A-2 — Seller Note
Exhibit B — Collateral Documents
Exhibit C — REA Term Sheet
Exhibit D — Replacement Ground Lease
Exhibit E — Subdivision Guaranty
Seller Disclosure Schedule
Purchaser Disclosure Schedule

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PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2008, is by and among THE MIRAGE CASINO-HOTEL, a Nevada corporation (“Seller”), and TREASURE ISLAND CORP., a Nevada corporation (the “Company”), on the one hand, and RUFFIN ACQUISITION, LLC, a Nevada limited liability company (“Purchaser”), on the other hand.
     WHEREAS, Seller is the sole stockholder of the Company and an indirect wholly owned subsidiary of MGM MIRAGE, a Delaware corporation;
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Equity Interests of the Company for the consideration and on the terms set forth in this Agreement;
     WHEREAS, Seller would not enter into this Agreement with Purchaser unless Phillip Ruffin, an individual (“Purchaser Parent”), guarantees the obligations, if any, of Purchaser to pay the Seller Termination Fee pursuant to the terms and conditions hereof, such guaranty to go into effect concurrently with the execution of this Agreement, and Purchaser Parent desires to enter into the Purchaser Guaranty as Purchaser Parent will derive benefits from Purchaser entering into this Agreement; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I hereof.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     “2007 Audited Financials” shall have the meaning ascribed in Section 4.4.
     “Acquisition Proposal” shall have the meaning ascribed in Section 6.26(a).
     “Actual Working Capital” shall mean the Working Capital of the Company as of the Closing Date as set forth in the Company’s Final Statement.
     “Additional Property” shall have the meaning ascribed in Section 2.3.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person through the ownership of voting securities having the power to elect a majority of the board of directors or similar body or Person governing the management and policies of such Person; provided, however, that notwithstanding the foregoing, in no event shall the term Affiliate, when used in the context of Seller or Parent, include the majority shareholder of Parent or any entities owned or controlled by or under common control with, the majority shareholder of Parent, other than Parent and each subsidiary of Parent.
     “Affiliate Contracts” shall have the meaning ascribed in Section 4.11(b).
     “Agreement” shall have the meaning ascribed in the preamble.
     “Asset Allocation Statement” shall have the meaning ascribed in Section 9.7(b).
     “Assigned Intellectual Property” means that Used Intellectual Property, the ownership of which will be assigned to the Company at or prior to Closing, as more particularly identified on Schedule 2.3.
     “Atlandia” shall have the meaning ascribed in Section 6.30.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.
     “Certificated Water Rights” shall have the meaning ascribed in Section 6.30.
     “Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.
     “Cleanup” means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment in accordance with Environmental Laws, (b) perform pre-remedial studies and investigations and post-remedial monitoring and care or (c) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
     “Closing” shall have the meaning ascribed in Section 3.1.
     “Closing Date” shall have the meaning ascribed in Section 3.1.
     “Closing Date Cash Purchase Price” shall mean the Closing Date Purchase Price, less the face amount of the Seller Notes, if any, issued by Purchaser at Closing.
     “Closing Date Purchase Price” shall have the meaning ascribed in Section 3.4.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.
     “Company” shall have the meaning ascribed in the preamble, and shall include said Company after it is converted to a limited liability company pursuant to the Conversion.
     “Company Balance Sheet” shall have the meaning ascribed in Section 4.4.
     “Company Employees” shall have the meaning ascribed in Section 6.11(d).
     “Confidentiality Agreement” means the Confidentiality Agreement previously entered into by and between Purchaser Parent and Parent, as amended from time to time.
     “Consumable Items” means all foodstuffs and nonalcoholic beverages that are located at the Real Property.
     “Contract” means any agreement, undertaking, obligation or understanding, whether written or oral, or subject to conditions, including any commitment, letter of intent, mortgage, indenture, note, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, sale, merger or other agreement, together with any amendments or modifications thereto and restatements thereof; provided that Contracts do not include Leases respecting Leased Real Property or Tenant Leases.
     “Conversion” shall have the meaning ascribed in Section 6.27.
     “Copyrights” means all works protectible under the Copyright Act of 1976, 17. U.S.C. 101 (as amended), whether registered or unregistered, including related moral rights and rights of attribution and integrity.
     “Current Assets” means, in respect of the Company and as of any applicable date in question, (a) all assets of the Company that should be classified as current in accordance with GAAP, plus, to the extent not otherwise included, (b) all assets of the Company that are classified as current in accordance with the historical practices of the Company in the preparation of its financial statements, and (c) any Additional Property (other than net fixed assets) reflected on the books of an Affiliate but not reflected on the books of the Company, less (x) all accounts receivable of the Company from its Affiliates to the extent classified as current and (y) any Retained Property reflected on the books of the Company to the extent classified as current. For the avoidance of doubt, Current Assets includes, with respect to the Company, among other things, cash in bank accounts (excluding credit balances/book overdrafts), cash on hand in the cage, on the gaming floor, in retail outlets, in food and beverage outlets owned by the Company and elsewhere within the Company’s business, casino, hotel and other receivables net of adequate allowances (for example, allowances for doubtful accounts), inventories of food, beverage, retail merchandise, supplies and other items, and prepaid expenses (including deposits classified as current).
     “Current Liabilities” means, in respect of the Company and as of any applicable date in question, all liabilities of the Company that should be classified as current in accordance with GAAP, plus, to the extent not otherwise included, all liabilities of the Company that are classified as current in accordance with the historical practices of the Company in the preparation of its financial statements, less all accounts payable of the Company to its Affiliates to the extent classified as current. For the avoidance of doubt, Current Liabilities shall include, among other things, credit balances (book overdrafts) in cash in bank accounts, all outstanding chips and tokens net of those previously recognized as income, progressive slot machine liability, table games progressive jackpot liability, and unpaid keno tickets, unredeemed race and sports book wagers and such other obligations that may arise that are similar to the foregoing, all in accordance with posted rules, if applicable.
     “Customer” shall have the meaning ascribed within the definition of “Customer List”.
     “Customer List” means a compilation of information regarding individual players, customers or patrons who have had their table or slot play tracked at the Company’s business within eighteen (18) months prior to the Closing Date, and, with respect to the foregoing, appears within the Players Club (“Customers”). The Customer List shall distinguish between those Customers who have also had their table or slot play tracked at the business of any other MGM Group Property (“Shared Customers”) and those who have not (“Exclusive Customers”).
     “DCP II” shall have the meaning ascribed in Section 6.11(b).
     “Deed” shall have the meaning ascribed in Section 6.23(c).
     “Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.
     “Dispute Notice” shall have the meaning ascribed in Section 3.5(a).
     “Dispute Period” means the period ending thirty days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.
     “Domain Names” means any alphanumeric designation registered with any domain name register for use as a Universal Resource Locator or other electronic address for a web site on the Internet.
     “Encumbrance” means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than (a) Permitted Exceptions and (b) security interests created as of the Closing Date pursuant to the collateral documents relating to the Seller Notes as contemplated by Section 2.1.

     “Environmental Claim” means any claim, action, or cause of action by any Person, or investigation by a Governmental Entity, alleging Liability (including Liability for Cleanup costs, governmental response costs, investigation costs, natural resources damages, property damages, or personal injuries) arising out of, based on, or resulting from, (a) the presence, Release or threatened Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company or at any third party location where the Company sent, or caused to be sent, Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “Equity Interests” means one hundred percent of the issued and outstanding capital stock of, or members’ interests in, the Company, as applicable.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall have the meaning ascribed in Section 4.14(a).
     “Estimated Working Capital” shall have the meaning ascribed in Section 3.4.
     “Estimated Working Capital Statement” shall have the meaning ascribed in Section 3.4.
     “Exclusive Customers” shall have the meaning ascribed within the definition of “Customer List”.
     “Exempt Acquisition Proposal” shall have the meaning ascribed in Section 6.26(b).
     “Existing Parcel” shall have the meaning ascribed in Section 6.23(a).
     “FCC” means the Federal Communications Commission.
     “FF&E” means all furniture, fixtures and equipment owned or leased by the Company in connection with its businesses, including floor coverings, pictures, and furniture located within the Company’s Real Property, and all Operating Equipment, and all other equipment used in the operation of the casino, kitchens, dining rooms and bars, cleaning equipment, office equipment, machinery, vehicles, computers and other data processing hardware, special lighting and other equipment of a like nature, with such additions and deletions as may occur in the Ordinary Course of Business.
     “Final Purchase Price” shall have the meaning ascribed in Section 3.6.
     “Final Statement” shall have the meaning ascribed in Section 3.5(a) and Section 3.5(b).

     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
     “Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the Clark County Gaming and Liquor Licensing Board, and (d) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted by the MGM Entities or any of their Affiliates within its jurisdiction.
     “Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of the Company and the gambling, gaming or casino activities and operations of the MGM Entities or any of their Affiliates, in each case as amended, from time to time.
     “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for the Company to own and operate its gaming facilities and related amenities issued under the applicable Gaming Laws.
     “Governmental Approvals” means all (a) Gaming Licenses, Liquor Licenses and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and (b) rights under any Contract with any Governmental Entity that relates to or is used in a Person’s business or operations.
     “Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature anywhere in the world, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.
     “Hazardous Materials” means any and all petroleum products or distillates, fractions or wastes, asbestos-containing materials, urea formaldehyde foam, friable asbestos, toxic mold, heavy metals, radioactive materials or wastes and other wastes, materials, chemicals or substances regulated pursuant to any applicable Environmental Laws.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.

     “Improvements” shall have the meaning ascribed in Section 4.8(e).
     “Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory, and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by a Person, or in effect guaranteed directly or indirectly by a Person through a Contract, to: (i) pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness, (iii) supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise assure a creditor against loss in respect of such indebtedness, and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance or Permitted Exception upon or in property (including accounts and Contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon.
     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
     “Indemnifying Party” means the Seller Indemnifying Parties or the Purchaser Indemnifying Parties, as the case may be.
     “Indemnity Notice” means written notification pursuant to Section 8.3(b) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.
     “Independent Accounting Firm” shall have the meaning ascribed in Section 3.5(b).
     “Infringement” means a violation of Intellectual Property rights.
     “Intellectual Property” means all Copyrights, Customer Lists, Domain Names, Patents, Trademarks, and Trade Secrets.
     “Intercompany Account Settlement” shall have the meaning ascribed in Section 6.5.

     “IP Agreements” means all Contracts or court decisions, orders or judgments, that are binding on the Company and that contain provisions relating to the ownership or use of Owned Intellectual Property or Used Intellectual Property.
     “IP Claim” means any claim, demand, dispute, lawsuit, arbitration, opposition, interference, cancellation or other adversarial proceeding concerning alleged Infringement respecting the validity, registrability, enforceability, ownership or Use of Intellectual Property.
     “IP Enforcement Documents” means all Contracts, outstanding decrees, orders, judgments, settlement agreements or stipulations to which the Company is a party or otherwise bound (whether oral or written, and whether between the Company and an independent Person or inter-corporate) that contain provisions: (a) covenanting not to sue any Person for Infringement of any Owned Intellectual Property or Used Intellectual Property; or (b) restricting the Company’s Use of Owned Intellectual Property or Used Intellectual Property.
     “IRS” shall mean the Internal Revenue Service.
     “Joint Employee Garage” shall have the meaning ascribed in Section 6.23(a).
     “Joint Employee Garage Parcel” shall have the meaning ascribed in Section 6.23(a).
     “Joint Improvements” shall have the meaning ascribed in Section 4.8(e).
     “Joint Valet Garage” shall have the meaning ascribed in Section 6.23(a).
     “Joint Valet Parcel” shall have the meaning ascribed in Section 6.23(b).
     “Land Use Permits” shall have the meaning ascribed in Section 4.8(s).
     “Law” and “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Gaming Laws.
     “Lease Memorandum” means a memorandum of the Replacement Ground Lease, in the form reasonably agreed by Seller and Purchaser, to be duly executed and notarized on behalf of the Company and Seller to the Replacement Ground Lease and recorded in the Official Records.
     “Leased Real Property” shall have the meaning ascribed in Section 4.8(b).
     “Leases” means all leases, ground leases, subleases or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect to the Leased Real Property, but excluding any lease or sublease as to which the Company is the lessor or sublessor.
     “Liabilities” means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any Contract and “Liability” means any one of them.
     “Liquor Assets” means the inventory of alcoholic beverages at the Real Property.
     “Liquor Licenses” means all those certain “off sale,” “portable bar” and other alcoholic beverage licenses issued by Governmental Entities to the Company pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms and guest rooms of the hotel owned by the Company.
     “Loss” means any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, any incidental, consequential, or punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under ARTICLE VIII.
     “Material Adverse Effect” means any circumstance, development, change in, or effect on the Company that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the Company is, or is reasonably expected to be, directly or indirectly, materially adverse to (a) the overall business and financial condition of the Company, or (b) the ability of Seller or the Company to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, a circumstance, development, change, or effect on the Company is not to be considered in determining whether there has been a Material Adverse Effect if (i) such circumstance, development or change affects the gaming industry generally, (ii) such circumstance, development, change or effect is the result of general economic conditions, or (iii) such circumstance, development, change or effect results from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress. Accordingly, a Material Adverse Effect does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances or financial, banking or capital market changes which are related to companies, businesses or premises generally (domestically or internationally) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors within the State of Nevada, throughout the United States or internationally.
     “Material Contracts” shall have the meaning ascribed in Section 4.11(a).
     “MGM Entities” means Seller and, until the Closing, the Company.
     “MGM Group Property” means any property operated by Parent or any of its Affiliates other than the Company.
     “Mirage Property” shall have the meaning ascribed in Section 6.23(b).
     “Multiemployer Plan” means the Southern Nevada Culinary Workers and Bartenders Pension Plan Trust Agreement.

     “Newco” shall have the meaning ascribed in Section 6.31(b).
     “New Plans” shall have the meaning ascribed in Section 6.11(d).
     “NLRA” means the National Labor Relations Act of 1947, as amended from time to time, including the rules and regulations promulgated thereunder.
     “NLRB” means the National Labor Relations Board established pursuant to the NLRA.
     “Non-Imputation Endorsement” shall have the meaning ascribed in Section 6.23(c).
     “Notifying Party” shall have the meaning ascribed in Section 6.6(a).
     “NRS” means the Nevada Revised Statutes, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Official Records” shall have the meaning ascribed in Section 6.23(c).
     “Old Plans” shall have the meaning ascribed in Section 6.11(d).
     “Operating Equipment” means all items owned or leased by the Company and used in its business, including in the operation or maintenance of its Real Property, including all specialized casino equipment, such as slot machines, cards, poker chips, gaming devices, dice, baccarat chips, gaming tables, pneumatic stools, drop buckets, cans and racks, tokens, token racks, card shuffler devices and accessories, change sorters, pit stands, counting equipment, roulette table covers, casino and game table signage, cage and game tables supplies, and all other gaming equipment relating to its business, and including food service preparation utensils, chinaware, glassware, silverware and hollowware, food and beverage service equipment, uniforms and also including consumable supplies for housekeeping, engineering, accounting and office use, together with paper supplies and miscellaneous general supply items.
     “Ordinary Course of Business” means an action taken by a Person if (a) such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
     “Outside Closing Date” means that date which is nine (9) months following the date hereof, or such later date as the Parties shall mutually agree.
     “Owned Intellectual Property” means all Intellectual Property that is owned exclusively by the Company.
     “Owned Real Property” shall have the meaning ascribed in Section 4.8(a).
     “Owner’s Title Policy” shall have the meaning ascribed in Section 6.23(c).
     “Parent” means MGM MIRAGE, a Delaware corporation.

     “Parties” means Seller, the Company and Purchaser.
     “Patents” means all patents, whether issued or pending, and patentable inventions.
     “Permitted Exceptions” means the matters set forth in Section 4.8(a) of the Seller Disclosure Schedule.
     “Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.
     “Plans” shall have the meaning ascribed in Section 4.14(a).
     “Policies” shall have the meaning ascribed in Section 4.19.
     “Players Club” means the players club database maintained on the Parent player database system utilized by the Company.
     “Pre-Closing Period” shall have the meaning ascribed in Section 9.1(a)(i).
     “Pre-Closing Period Tax Returns” shall have the meaning ascribed in Section 9.2(b).
     “Pre-Subdivision Closing Conditions” shall have the meaning ascribed in Section 7.3(f)(ii).
     “Purchaser” shall have the meaning ascribed in the preamble.
     “Purchaser Disclosure Schedule” shall have the meaning ascribed in ARTICLE V.
     “Purchaser Group” shall have the meaning ascribed in Section 6.11(d).
     “Purchaser Guaranty” means that certain Guaranty of even date herewith executed by Purchaser Parent, guarantying all of Purchaser’s obligations, if any, to pay the Seller Termination Fee pursuant to the terms and conditions hereof.
     “Purchaser Indemnified Parties” means Purchaser, and, after the Closing, the Company and their respective Affiliates, and their respective members, partners, directors, managers, officers, employees, agents and representatives.
     “Purchaser Indemnifying Parties” means Purchaser, and, after the Closing, the Company.
     “Purchaser Parent” shall have the meaning ascribed in the recitals.
     “Purchaser Termination Fee” shall have the meaning ascribed in Section 6.14(b).
     “Real Property” shall have the meaning ascribed in Section 4.8(b).
     “Real Property Improvements” shall have the meaning ascribed in Section 4.8(e).

     “REA” shall have the meaning ascribed in Section 6.23(d).
     “REA Term Sheet” shall have the meaning ascribed in Section 6.23(d).
     “Recipient” shall have the meaning ascribed in Section 9.4(a).
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
     “Release of Guaranties” shall have the meaning ascribed in Section 6.16.
     “Rent Roll” shall have the meaning ascribed in Section 4.8(c).
     “Replacement Ground Lease” shall mean a ground lease in the form of that certain Ground Lease by and between Seller and the Company attached hereto as Exhibit D and covering the Treasure Island Property, subject to modification thereof as permitted pursuant to this Agreement.
     “Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice.
     “Retained Property” shall have the meaning ascribed in Section 2.2.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Seller” shall have the meaning ascribed in the preamble.
     “Seller Disclosure Schedule” shall have the meaning ascribed in ARTICLE IV.
     “Seller Indemnified Parties” means Parent, Seller and their respective Affiliates, and their respective members, partners, directors, officers, employees, agents and representatives.
     “Seller Indemnifying Parties” means Seller.
     “Seller Notes” shall mean those certain Purchase Notes Secured by Deed of Trust in the form of Exhibit A-1 and Exhibit A-2 hereto.
     “Seller Termination Fee” shall have the meaning ascribed in Section 6.14(a).
     “SERP II” shall have the meaning ascribed in Section 6.11(b).

     “Shared Customer” shall have the meaning ascribed within the definition of “Customer List”.
     “Shared Uses” shall have the meaning ascribed in Section 6.23(d).
     “Software” means those computer programs (whether in source code or object code form), databases, compilations of data, and all documentation related to any of the foregoing, more particularly as set forth on Schedule 1A.
     “SOXA” means the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Straddle Period” shall have the meaning ascribed in Section 9.1(a)(i).
     “Straddle Period Tax Returns” shall have the meaning ascribed in Section 9.2(a).
     “Subdivision” shall have the meaning ascribed in Section 6.23(b).
     “Subdivision Closing Conditions” shall have the meaning ascribed Section 7.3(f)(i).
     “Subdivision Guaranty” means that certain Subdivision Guaranty and Agreement by and among Parent, Seller, the Company and Purchaser, in the form attached hereto as Exhibit E.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Tangible Personal Property” means all items of tangible personal property, whether owned or leased, including: (a) FF&E; (b) Consumable Items; (c) Liquor Assets; and (d) all other items of tangible personal property that are owned or leased by the Company and located at, and used in the operation of, its business.
     “Tangible Personal Property Leases” shall have the meaning ascribed in Section 4.9.
     “Tax Claim” shall have the meaning ascribed in Section 9.4(a).
     “Tax Return” means any return, declaration, report, claim for refund or statement filed or required to be filed with any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto, declarations, disclosures, schedules, estimates and elections and amendments thereof, including information returns.

     “Taxes” means any and all taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments, including income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, general or special assessments, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), and all taxes, fees and other charges assessed under the Gaming Laws (excluding any and all fees, charges, costs and expenses assessed against Purchaser or any of its principals by the Gaming Authorities in connection with the filing, investigation and/or processing of the applications of Purchaser and any of its principals to obtain all Governmental Approvals necessary to own and operate the Company and its facilities and related amenities), whether computed on a separate, consolidated, unitary, combined or any other basis; any interest, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments; and any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any Person. For the avoidance of doubt, Taxes assessed under the Gaming Laws shall not be treated as “income” Taxes for purposes of this Agreement.
     “Tenant Leases” means all leases and subleases of Real Property as to which the Company is the lessor or sublessor, as set forth on the Rent Roll.
     “Termination of Affiliate Contracts” shall have the meaning ascribed in Section 6.13.
     “Third Party Claim” shall have the meaning ascribed in Section 8.3(a).
     “Trademarks” means all indicia of the source or origin of goods or services in commerce (including, but not limited to, trademarks, service marks, trade names, slogans, logos and trade dress), whether registered or unregistered, together with associated goodwill.
     “Trade Secrets” means all information that qualifies for trade secret protection under the Nevada Trade Secrets Act, NRS 600A.010 et seq.
     “Transfer Taxes” means real property transfer taxes imposed pursuant to NRS § 375.060.
     “Transitional Services Agreement” shall have the meaning ascribed in Section 6.12.
     “Treasure Island Property” shall have the meaning ascribed in Section 6.23(b).
     “Unaudited 2008 Financials” shall have the meaning ascribed in Section 4.4
     “Use” means: (1) with respect to works protectible by copyright, to copy, distribute, publicly display, publicly perform, transmit, disclose to third parties, or make derivative works based on the work; (2) with respect to Trademarks, to use in commerce to denote the source or origin of goods or services; (3) with respect to patented inventions, to make, use, sell (or offer to make, use or sell) import or export, patented invention; (4) with respect to Trade Secrets, means used in the course of business; and (5) to grant to others the right or license to do any of the foregoing.
     “Used Intellectual Property” means Intellectual Property that is: (1) not owned or controlled by the Company, and (2) Used or held for Use in the business of the Company, all as more particularly set forth on Schedule 1B. Assigned Intellectual Property is a subset of Used Intellectual Property.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Water Rights” shall have the meaning ascribed in Section 4.8(t).
     “Working Capital” means Current Assets minus Current Liabilities of the Company.
     “Working Capital Statement” shall have the meaning ascribed in Section 3.5(a).
ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS
               Section 2.1 Purchase and Sale of Equity Interests.
     On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Equity Interests for the Final Purchase Price. At the Closing, the Equity Interests shall be transferred or otherwise conveyed to Purchaser free and clear of all Encumbrances and Permitted Exceptions, excepting only restrictions on the subsequent transfer of the Equity Interests as may be imposed under applicable Laws. Seller and Purchaser agree that Two Hundred Seventy-Five Million Dollars ($275,000,000) of the Final Purchase Price shall, at Purchaser’s election, be (a) paid in cash, (b) evidenced by the Seller Notes and secured by a first priority lien on certain assets of the Company and a first priority pledge of the Equity Interests pursuant to the collateral documents attached as Exhibit B to this Agreement, and such other collateral documents as may be agreed to between the parties, each acting reasonably and in good faith, or (c) a combination of both (a) and (b). The priority of the lien on such assets, if any, shall be evidenced by a lender’s policy of title insurance in form and substance reasonably satisfactory to Seller, the cost of which shall be borne by Purchaser.
               Section 2.2 Retained Property.
     Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Seller shall retain all of its right, title and interest in and to each and all of the assets set forth on Schedule 2.2 (collectively, the “Retained Property”), which Retained Property is not a part of the transactions contemplated hereby, whether or not such Retained Property is presently owned by the Company. Seller and Purchaser may amend Schedule 2.2 as necessary to include any specific items of Seller’s which is not owned or used by the Company but were inadvertently omitted from said Schedule. Prior to the Closing Date, Seller shall cause the Company to assign to Seller, Parent or an Affiliate designated by Parent, all right, title and interest of such Company in such Retained Property. All items, whether located at the Company’s Real Property, or otherwise owned by the Company, that constitute Retained Property, may be removed on or prior to the Closing Date or within one hundred twenty (120) days after the Closing Date by Seller, provided that such removal be done at prearranged times so as not to unreasonably disrupt the Company’s operations or customers. Seller acknowledges and agrees that all Liability or Loss associated with the Retained Property and its removal shall be borne exclusively by Seller, and the Seller Indemnifying Parties shall, jointly and severally, defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to the Retained Property or its removal. For the avoidance of doubt, any Liability or Loss incurred by Purchaser in connection with any Retained Property or its removal shall not be subject to the provisions of Section 8.2(c).
               Section 2.3 Additional Property.
     Schedule 2.3 identifies certain property that is presently used by the Company and intended to be a part of the transactions contemplated by this Agreement, but is presently owned by an Affiliate of Seller, including without limitation, Assigned Intellectual Property (collectively, the “Additional Property”). Prior to or concurrently with the Closing, Seller shall cause its Affiliates to transfer the Additional Property identified opposite each such item on Schedule 2.3 to the Company. Notwithstanding the foregoing, the Treasure Island Property, and the timing of its transfer to the Company, is addressed in Section 6.23 hereof, and in the event of any inconsistency between this Section 2.3 and Section 6.23, then Section 6.23 shall govern. From and after the Closing, Seller shall, and shall cause its Affiliates to, take such further actions and provide such further instruments as may be reasonably requested by Purchaser or the Company to confirm the transfer of the Additional Property from Seller or its Affiliate to the Company and in effecting the relocation of any Additional Property to the Real Property.
ARTICLE III
CLOSING; PURCHASE PRICE
               Section 3.1 Closing.
     The closing of the purchase and sale of the Equity Interests (the “Closing”) shall take place at the executive offices of Parent, located at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 (or such other location agreed upon in writing by Purchaser and Seller) at such time to be agreed upon by Purchaser and Seller on the later of (i) the last Business Day of the calendar month in which the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing) occurs, or (ii) the second Business Day following the date on which such satisfaction or waiver occurs (such later date, the “Closing Date”), unless another date is agreed to in writing between

Purchaser and Seller; provided that in all events the Closing shall occur, if at all, on or before the Outside Closing Date.
               Section 3.2 Deliveries at Closing.
     (a) In connection with the sale of the Equity Interests at the Closing, Seller shall deliver or cause to be delivered the following to Purchaser at the Closing:
     (i) an executed receipt for the Closing Date Cash Purchase Price and, if applicable, the Seller Notes;
     (ii) certificates representing the Equity Interests of the Company (if the Equity Interests are certificated), together with appropriate instruments of transfer in a form mutually reasonably satisfactory to Seller and Purchaser for transfer on the books of the Company;
     (iii) copies of the publicly filed organizational documents of the Company, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Nevada;
     (iv) a copy, certified by an officer of the Company, of the bylaws or operating agreement of the Company, as applicable;
     (v) a copy, certified by an officer of Seller, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;
     (vi) a duly executed certificate of an officer of Seller pursuant to Section 7.3(c);
     (vii) a good standing certificate (or its equivalent) for the Company issued by (i) the Secretary of State of the State of Nevada (dated within a recent date prior to the Closing Date), and (ii) of such other applicable jurisdictions where the Company is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary (dated as of a date within a recent date prior to the Closing Date);
     (viii) a bring down good standing certificate (or its equivalent), dated as of the Closing Date, of the certificates delivered pursuant to Section 3.2(a)(vii), or a verbal confirmation from the Secretary of State of the applicable jurisdiction on the Closing Date with respect to such good standing;
     (ix) the record books of the Company;
     (x) duly executed resignations effective as of the Closing Date from such managers, directors and officers of the Company as Seller shall have notified Purchaser in writing not less than one Business Day prior to the Closing Date;

     (xi) duly executed copies of documentation evidencing the Termination of Affiliate Contracts;
     (xii) evidence in form and substance mutually reasonably satisfactory to Seller and Purchaser that the Release of Guaranties occurs at the Closing;
     (xiii) an executed counterpart of the Transitional Services Agreement;
     (xiv) duly executed copies of the assignment and/or license agreements as required by Section 6.9(d), including evidence of the filing of all assignments with the United States Patent and Trademark Office, United States Copyright Office and any applicable domain name registries and any other documents executed by Parent or its Affiliates conveying the right to Use the Used Intellectual Property to Purchaser;
     (xv) evidence reasonably satisfactory to Purchaser that all Gaming Licenses required to be obtained by Seller or any of its directors, officers, employees, stockholders and Affiliates in connection with the conversion of the Company to an LLC have been obtained and are in full force and effect;
     (xvi) if the condition set forth in Section 7.3(f) is satisfied pursuant to the Subdivision Closing Conditions, duly executed and notarized originals of the REA (if the REA has been mutually agreed upon) or, if the REA has not been mutually agreed upon, the REA Term Sheet
     (xvii) if the condition set forth in Section 7.3(f) is satisfied pursuant to the Subdivision Closing Conditions, evidence reasonably acceptable to Purchaser that the Subdivision has been completed, the Treasure Island Property has been conveyed to the Company pursuant to the Deed or will be as of the Closing, and that the Owner’s Title Policy (including the Non-Imputation Endorsement, which shall be effective as of the Closing) has been issued concurrently with such recordation;
     (xviii) if the closing condition set forth in Section 7.3(f) is satisfied pursuant to the Pre-Subdivision Closing Conditions, duly executed and notarized originals, as applicable, of the Replacement Ground Lease and the Lease Memorandum;
     (xix) if the closing condition set forth in Section 7.3(f) is satisfied pursuant to the Pre-Subdivision Closing Conditions, three (3) originals of the Subdivision Guaranty, duly executed by Parent and Seller in favor of Purchaser and the Company;
     (xx) if the condition set forth in Section 7.3(f) is satisfied pursuant to the Subdivision Closing Conditions, one (1) duly executed and notarized original of the Deed and such declaration of value as may be required in connection with the Deed pursuant to applicable Law;

     (xxi) if the condition set forth in Section 7.3(f) is satisfied pursuant to the Subdivision Closing Conditions, a statement issued by the Seller in a form reasonably satisfactory to the Purchaser certifying that Seller is not a foreign person within the meaning of Treasury Regulations issued pursuant to Section 1445 of the Code; and
     (xxii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.
     (b) In connection with the purchase of the Equity Interests at the Closing, Purchaser shall deliver or cause to be delivered the following to Seller, at the Closing:
     (i) the Closing Date Cash Purchase Price in immediately available funds by wire transfer to an account designated by Seller in writing to Purchaser;
     (ii) a receipt for delivery of the Equity Interests of the Company, duly executed by a manager of Purchaser;
     (iii) the Seller Note and the Collateral Documents, duly executed and, where appropriate, notarized, by Purchaser and/or the Company, if the Closing Date Purchase Price is greater than the Closing Date Cash Purchase Price;
     (iv) a copy of the organizational documents of Purchaser, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Nevada;
     (v) copies, certified by a manager of Purchaser, of its operating agreement;
     (vi) copies, certified by an officer of Purchaser, of the resolutions of Purchaser’s manager authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;
     (vii) a duly executed certificate of an officer of Purchaser pursuant to Section 7.2(c);
     (viii) a good standing certificate (or its equivalent) of Purchaser issued by the Secretary of State of the State of Nevada, dated as of a recent date prior to the Closing Date;
     (ix) a bring down good standing certificate (or its equivalent), dated as of the Closing Date, of the certificate delivered pursuant to Section 3.2(b)(viii), or a verbal confirmation from the Secretary of State of the State of Nevada on the Closing Date with respect to such good standing;

     (x) a receipt for delivery of the record books of the Company, duly executed by a manager of Purchaser;
     (xi) an executed counterpart of the Transitional Services Agreement;
     (xii) evidence reasonably satisfactory to Seller that all Gaming Licenses required to be obtained by Purchaser or any of its managers, officers, employees, stockholders and Affiliates in connection with the acquisition of the Equity Interests have been obtained and are in full force and effect; and
     (xiii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Seller may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.
               Section 3.3 Purchase Price Payment at Closing.
     At the Closing, Purchaser shall pay to Seller the Closing Date Cash Purchase Price. The Closing Date Purchase Price is subject to further adjustment post-Closing pursuant to Sections 3.5 and 3.6; provided that if no adjustment is made post-Closing to the Closing Date Purchase Price pursuant to Sections 3.5 and 3.6, the Closing Date Purchase Price shall be the Final Purchase Price for purposes of this Agreement.
               Section 3.4 Calculation of Closing Date Purchase Price.
     Five (5) days prior to the Closing, Seller shall deliver to Purchaser a statement setting forth an estimate of the Working Capital of the Company as of the Closing (“Estimated Working Capital Statement”). The Estimated Working Capital Statement shall be prepared in good faith by Seller in accordance with GAAP, using the same types of management judgments, estimates, forecasts, policies, opinions and allocations (including reserve calculations) that have historically been used in the preparation of the Company’s financial statements. The amount of Working Capital of the Company set forth in its Estimated Working Capital Statement shall hereinafter be referred to as the “Estimated Working Capital.” The “Closing Date Purchase Price” shall be equal to the sum of Seven Hundred Seventy-Five Million Dollars ($775,000,000) plus the amount of Estimated Working Capital (if greater than zero), or minus the absolute value of the amount of Estimated Working Capital (if less than zero).
               Section 3.5 Adjustment Procedures to the Closing Date Purchase Price.
     (a) As promptly as practicable, but no later than forty-five (45) days after the Closing, Purchaser shall prepare and deliver to Seller a statement setting forth the Working Capital of the Company as of the Closing (“Working Capital Statement”). The Working Capital Statement shall be prepared in good faith by Purchaser in accordance with GAAP, using the same types of management judgments, estimates, forecasts, policies, opinions and allocations (including reserve calculations) that have historically been used in the preparation of the Company’s financial statements. Following the Closing, Purchaser shall give Seller and any independent accountants of Seller, with prior written notice, reasonable access during business hours to the properties, books, records and personnel of the Company relating to periods prior to the Closing for purposes of reviewing the Working Capital Statement. Seller shall have forty-five (45) days following receipt of the Working Capital Statement in which to notify Purchaser in writing of any dispute of any item contained in any Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Working Capital figure proposed by Seller (the “Dispute Notice”). If Seller fails to notify Purchaser in writing of any dispute within such forty-five-day period, then the Working Capital Statement shall be deemed to be the “Final Statement.” In the event that Seller shall so notify Purchaser of any dispute on or prior to such forty-fifth day, any amounts contained in the Working Capital Statement that are not disputed by Seller in the Dispute Notice shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital. For a period of fifteen (15) days following the delivery of the Dispute Notice to Purchaser, an officer of each of Purchaser and Seller shall attempt to resolve in good faith the amounts disputed in the Dispute Notice. During such fifteen-day period, Purchaser shall be permitted to review the working papers of Seller and Seller’s independent accountants relating to the Estimated Working Capital Statement and the Dispute Notice, and Seller shall be permitted to review the working papers of Purchaser and Purchaser’s independent accountants relating to the Working Capital Statement. Amounts resolved by such attempts within such fifteen (15) day period shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital.
     (b) If Purchaser and Seller are unable to resolve any such dispute prior to the end of such fifteen (15) day period, an accounting firm mutually acceptable to both Purchaser and Seller (the “Independent Accounting Firm”) shall be appointed by Purchaser and Seller to resolve such dispute and such determination shall be final and binding on the parties to this Agreement. If Purchaser and Seller cannot mutually agree on the selection of the Independent Accounting Firm, Purchaser and Seller shall submit to such other Person’s independent accountants the name of a nationally recognized accounting firm which does not at the time and has not in the prior two years provided audit or other attestation services or diligence services in connection with this Agreement to any of the MGM Entities or Purchaser or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the then current independent accountants of Purchaser and Seller. The Independent Accounting Firm may not make any determination with respect to any matter not set forth in the Dispute Notice and the Working Capital based upon the Independent Accounting Firm’s determination shall not be more than the amount of the Working Capital of the Company as of the Closing Date set forth in the Dispute Notice by Seller or less than the amount of the Working Capital of the Company as of the Closing Date set forth by Purchaser in the Working Capital Statement. Each of Purchaser and Seller and their respective independent accountants shall give the Independent Accounting Firm access at all reasonable times to the properties, books, records and personnel of the Company relating to periods prior to the Closing for purposes of reviewing the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement and calculating the Actual Working Capital. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty days of submission of the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement to it and, in any case, as promptly as practicable after such submission. The Working Capital Statement, as modified by resolution of any disputes by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed to be a “Final Statement.”

     (c) Purchaser and Seller shall pay all expenses relating to the engagement of the Independent Accounting Firm in proportion to the percentage of the dollar value of the disputed items prevailed upon by each Person. Purchaser and Seller shall each pay all advisors’ fees, charges and expenses incurred by such Person in connection with the dispute.
               Section 3.6 Calculation and Payment of Final Purchase Price.
     The Closing Date Purchase Price shall be adjusted as follows: (i) if the Actual Working Capital is greater than the Estimated Working Capital, then the Closing Date Purchase Price shall be increased by the amount of such excess; or (ii) if the Actual Working Capital is less than the aggregate Estimated Working Capital, then the Closing Date Purchase Price shall be decreased by the amount of such deficiency (in each such event, the “Final Purchase Price”). To the extent the Actual Working Capital is: (i) greater than the Estimated Working Capital, Purchaser shall, within five days of Purchaser’s receipt of the Final Statement, deliver by wire transfer of immediately available funds to the account specified by Seller in writing for the Closing Date Purchase Price, an amount equal to such excess; or (ii) less than the Estimated Working Capital, Seller shall, within five days of Seller’s receipt of the Final Statement, deliver by wire transfer of immediately available funds to an account by Purchaser in writing (no later than two Business Days prior to the expiration of such five day period), an amount equal to such deficiency, in either case without interest.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser, except as expressly set forth herein and in the disclosure schedule delivered by Seller to Purchaser before the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), as follows:
               Section 4.1 Organization and Qualification.
     (a) Seller is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and (i) has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted prior to Closing, and (ii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, except where in the case of clause (i) or (ii), such failure would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and (i) has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted prior to Closing, and (ii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, except where in the case of clause (i) or (ii), such failure would not, individually or in the aggregate, have a Material Adverse Effect.

               Section 4.2 Ownership of Equity Interests.
     (a) Seller is the record and beneficial owner of all of the Equity Interests of the Company and, except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, the Equity Interests of the Company are free and clear of all Encumbrances and Permitted Exceptions (any Encumbrances listed on Section 4.2(a) of the Seller Disclosure Schedule will be terminated or released in their entirety at or prior to Closing), excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws. Section 4.2(a) of the Seller Disclosure Schedule sets forth all authorized equity of the Company and the amount of equity outstanding.
     (b) The Equity Interests have been duly authorized, validly issued and fully paid, are non-assessable and have not been issued in violation of any pre-emptive rights, applicable Laws, the Company’s organizational or governance documents or the terms of any material Contract to which any of the MGM Entities is a party or by which it is bound. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire all or any portion of the Equity Interests.
     (c) There are no bonds, debentures, notes or other Indebtedness of the Company having voting rights (or convertible into securities having voting rights). Except as set forth in Sections 4.2(a) of the Seller Disclosure Schedule, there are no other equity interests or securities of the Company reserved for issuance or any outstanding subscriptions, options, warrants, rights, “phantom” equity rights (or other equity appreciation rights or contractual rights, the value of which is derived from the financial performance of the Company), convertible or exchangeable securities, equity appreciation rights, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any Equity Interests of the Company (whether issued or un-issued) or other equity interests or securities of the Company, or any interest in, exchangeable for, or convertible into, Equity Interests of the Company or other equity interests or securities of the Company.
     (d) The Company does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person (nor is it a general partner or manager of any other Person).
               Section 4.3 Authority; No Conflict; Required Filings and Consents.
     (a) Seller has all requisite entity power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement (and all related documents) by the MGM Entities and the performance by the MGM Entities of the transactions that are contemplated by this Agreement (and all related documents) have been duly authorized by all necessary entity action on the part of the MGM Entities, respectively. Except as already obtained as of the date hereof, no entity act or proceeding on the part of the MGM Entities or their respective stockholders or members will be necessary to authorize, execute, deliver and perform this Agreement (and all related documents) and consummate the transactions contemplated by this Agreement (and all related documents). This Agreement (and all related documents) has been duly executed and delivered by each of the MGM Entities and, assuming this Agreement (and all related documents) constitutes the valid and binding obligation of Purchaser (or any other Affiliates of Purchaser party thereto), constitutes the valid and binding obligation of each of the MGM Entities, enforceable against each of the MGM Entities in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     (b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule, the execution and delivery of this Agreement (and all related documents) by each of the MGM Entities does not, and the consummation by each of the MGM Entities of the transactions to which it is a party that are contemplated by this Agreement (and all related documents), including the Intercompany Account Settlement, will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, articles or certificate of incorporation or bylaws of the MGM Entities, as the case may be, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance or Permitted Exception on the Equity Interests, any of the assets or properties owned, leased or otherwise by the Company pursuant to any Contract, permit or obligation to which any of the MGM Entities is a party or by which any of the Company or any such assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to any of the Company or the Equity Interests, any of the assets or properties of the Company, except where such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect.
     (c) Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with (x) Gaming Laws and (y) Gaming Licenses of the Seller Disclosure Schedules, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, and (v) the satisfaction or waiver of the closing conditions in Section 7.1 and Section 7.3 and the closing deliveries in Section 3.2, no material Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance by the MGM Entities of this Agreement and consummation by the MGM Entities of the transactions contemplated by this Agreement.
               Section 4.4 Financial Information.
          Section 4.4 of the Seller Disclosure Schedule contains (a) an audited (i) Supplemental Consolidating Balance Sheet Information of Parent, including Balance Sheet Information of the Company as of December 31, 2007 (the “Company Balance Sheet”), and (ii) Supplemental Consolidating Income Statement Information and Supplemental Consolidating Cash Flow Information of Parent, setting forth Income Statement Information and Cash Flow Information of the Company for the fiscal year ended December 31, 2007, (collectively, “2007 Audited Financials”) audited by Deloitte & Touche LLP, whose report thereon is included therein; and (b) an unaudited (i) balance sheet of the Company as of September 30, 2008, and (ii) income statement of the Company for the nine months ended September 30, 2008 (collectively, “Unaudited 2008 Financials”). The balance sheet information, income statement, and cash flow information of the Company in the 2007 Audited Financials is true, complete and accurate in all material respects, has been prepared in accordance with the books of account and other financial records of the Company, and presents fairly the assets, liabilities, financial condition, and results of operations of the Company as of the dates thereof and in accordance with GAAP (except that the Balance Sheet Information, Income Statement Information, and Cash Flow Information of the Company included in the 2007 Audited Financials does not include footnotes). The Unaudited 2008 Financials has been prepared from the books of account and other financial records of the Company and presents fairly the assets, liabilities and results of operations of the Company as of the dates thereof and in accordance with GAAP except that (i) no footnotes are included and (ii) no cash flow statements are included.
               Section 4.5 No Undisclosed Liabilities.
          Except as set forth in Section 4.5 of the Seller Disclosure Schedule, the Company does not have any material Liability that is not reflected or reserved against on its Company Balance Sheet or otherwise disclosed in the notes thereto, other than Liabilities incurred subsequent to December 31, 2007 in the Ordinary Course of Business.
               Section 4.6 Absence of Certain Changes or Events.
          Except as disclosed in Section 4.6 of the Seller Disclosure Schedule, since December 31, 2007, and except as contemplated by or as otherwise set forth in this Agreement, the business and operations of the Company has been conducted only in the Ordinary Course of Business and, since such date, there has not been any Material Adverse Effect.
               Section 4.7 Taxes.
     Except as set forth in Section 4.7 of the Seller Disclosure Schedule, to the knowledge of the MGM Entities:
     (a) Each of Parent, Seller and the Company (i) has timely filed (taking into account all valid extensions of time for filing) with the appropriate taxing authorities all income Tax Returns and other material Tax Returns that report the activities of the Company required by Law to be filed by such Person, and (ii) each of Parent, Seller and the Company will timely file any such returns required by Law to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date. Such Tax Returns are (and, to the extent they will be filed prior to the Closing Date, will be) complete and accurate in all material respects. The Company (and Parent and Seller, with respect to activities of the Company) does not have pending any request for an extension of time within which to file Tax Returns.
     (b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or relating to activities of the Company. The Company (or Parent or Seller, with respect to activities of the Company) has not received notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation or otherwise extending the time for assessment or claiming a deficiency with respect to any Taxes due from or relating to activities of the Company.
     (c) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted or threatened to assert, against the Company (or Parent or Seller, with respect to activities of the Company) any material deficiency or material claim for Taxes.
     (d) There are no Encumbrances or Permitted Exceptions for Taxes upon any property or assets of the Company, except for Encumbrances for Taxes not yet due and payable and as to which adequate reserves have been established on the financial statements of the Company or Permitted Exceptions with respect to the Real Property.
     (e) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, and is not a successor to any such entity, except for any group the common parent of which was Parent. The Company has no liability for the Taxes of any Person as a result of transferee liability or being a member of any such group or otherwise by operation of law. The Company does not have any obligation under any Tax sharing agreement, allocation agreement, indemnification agreement or similar arrangement with any other Person with respect to Taxes of such other Person.
     (f) The Company (or Parent or Seller with respect to activities of the Company) has not received a written ruling from any taxing authority.
     (g) No jurisdiction where the Company does not file a Tax Return has made a claim that the Company (or Parent or Seller with respect to activities of the Company) is required to file a Tax Return in such jurisdiction.
     (h) No audit or other proceeding by any Governmental Authority is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Returns filed by or with respect to the Company. All material Taxes that the Company is, or was, required by legal requirements to withhold or collect have been duly withheld or collected, and to the extent required, have been paid to the proper Governmental Authority.
               Section 4.8 Real Property.
     (a) Section 4.8(a) of the Seller Disclosure Schedule identifies a complete, accurate and current list, including the address or other description, and the identity of the holder of title, for all real property in which the Company currently holds a direct or indirect ownership interest, of which there is currently none as of the date hereof, and all real property in which the Company may own a direct or indirect ownership interest as of immediately prior to the Closing, pursuant to the provisions of Section 6.23 of this Agreement (collectively, including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, including without limitation the Water Rights, the “Owned Real Property”). Except as set forth on Section 4.8(a) of the Seller Disclosure Schedule, with respect to each parcel of the Owned Real Property: (i) the Company has or will have at Closing good and marketable indefeasible fee simple title to the Owned Real Property except for the Permitted Exceptions; (ii) except for the Permitted Exceptions, the Company has neither leased nor otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof except for licensing of hotel rooms in the Ordinary Course of Business; (iii) there are no outstanding options, rights of first offer, rights of reverter, or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and (iv) the Company is not a party to any Contract for the purchase or sale of any interest in the Owned Real Property. The Company is or will be at Closing in lawful possession of the Owned Real Property, subject only to Permitted Exceptions and those matters described in Section 4.8(a) of the Seller Disclosure Schedule, and the Company is not a party to any Contract to purchase any real property or interest therein.
     (b) Section 4.8(b) of the Seller Disclosure Schedule sets forth a complete, accurate and current schedule of all real property leased or operated by the Company, including the date of each Lease, the expiration date of such Lease, the term of such Lease, the parties to such Lease, all renewal rights and options to purchase and a description of the demised premises thereunder (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property used in connection with the Company and the operation of its business) (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). True and correct and complete copies of each Lease has been made available by Seller to Purchaser, and there are no other material Contracts between or among the Company and its Affiliates, with respect to the Leased Real Property or otherwise relating to the use and occupancy of the Real Property other than the Permitted Exceptions. With respect to each Lease, except as expressly set forth in Section 4.8(b) of the Seller Disclosure Schedule: (i) the Company is not in default thereunder, and to the knowledge of the MGM Entities, each party (other than the Company) named therein is not in default thereunder; (ii) no defaults (whether or not subsequently cured) are currently alleged thereunder, by or against any party, and to the knowledge of the MGM Entities, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) such Lease is a valid and binding obligation upon the Company, and is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally, and (y) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity); (iv) the Company owes no brokerage commissions or finders fees with respect to any Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full, except where the failure to redeposit such security deposit would not have a Material Adverse Effect; (vi) the interest of tenant thereunder has not been subleased, licensed, or assigned, and no Person has otherwise been granted the right to use or occupy the Leased Real Property or any portion thereof; and (vii) other than the Permitted Exceptions, the interest of the Company thereunder has not been collaterally assigned nor has any other security interest in such Lease or any interest therein been granted and (viii) there are no Encumbrances, Contracts, defects, claims or exceptions on or affecting the estate or interest created thereby or pursuant thereto. The Company is in lawful possession of the Leased Real Property, subject only to Permitted Exceptions and those matters described in the Seller Disclosure Schedule, and the Company is not a party to any Contract to purchase any real property or interest therein.
     (c) A complete, accurate and current rent roll for the Tenant Leases (the “Rent Roll”) is set forth in Section 4.8(c) of the Seller Disclosure Schedule. There are no Tenant Leases with respect to the Real Property other than the Tenant Leases which are set forth on the Rent Roll. Except as set forth in the Rent Roll, as of the date of this Agreement: (i) each Tenant Lease is in full force and effect; (ii) the tenants under the Tenant Leases have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Tenant Leases to the extent set forth on the Rent Roll, and to the knowledge of the MGM Entities there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (iii) all rents due and payable under the Tenant Leases have been paid and no portion of any rent has been paid for any period more than thirty (30) days in advance; and (iv) the rent payable under each Tenant Lease is the amount of rent set forth in the Rent Roll, and to the knowledge of the MGM Entities there is no claim or basis for a claim by the tenant thereunder for an adjustment to such rent; (v) no tenant or other party in possession of any of the Real Property subject to the Tenant Leases has any right to purchase, or holds any right of first refusal to purchase, such properties; (vi) no Tenant Lease letter of credit has been delivered as a security deposit, or in lieu of cash security deposit, under any Tenant Lease; (vii) there is no tenant improvement work remaining to be done under any Tenant Lease and (viii) there are no remaining rent concessions, tenant allowances or abatements with respect to any Tenant Lease. All security deposits under the Tenant Leases are as set forth on the Rent Roll and the Company is in material compliance with all Laws with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Tenant Lease and any arrearages in the payment of rent thereunder as of the date of the Rent Roll. Each Tenant Lease is enforceable in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity). The MGM Entities have made available to Purchaser complete, accurate and current copies of each Tenant Lease. The Company does not and will not owe any brokerage commissions in respect of the Tenant Leases.
     (d) All buildings, structures, fixtures, fences, walls, paving, parking areas, driveways, walkways, plazas, landscaping, permanently affixed utility systems and other improvements existing, located on or attached to the Real Property (collectively, the “Real Property Improvements”), and all buildings, structures, fixtures, fences, fountains, walls, paving, parking areas, driveways, walkways, plazas, landscaping, permanently affixed utility systems and other improvements existing, located on or attached to the Joint Valet Parcel or the Joint Employee Garage Parcel (collectively, the “Joint Improvements” and together with the Real Property Improvements, the “Improvements”), are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the Improvements that would materially and adversely interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business presently conducted thereon. To the knowledge of the MGM Entities, there are no hidden or latent defects that would not be found or disclosed on inspection of the Real Property and the Improvements.

     (e) Neither Seller nor the Company has received notice of, nor do the MGM Entities have any knowledge of, any currently proposed or pending assessment on the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel for public improvements or otherwise.
     (f) The present use of the Improvements is, and the Improvements themselves are, in all material respects, in substantial conformity with or excused from conformity with, all applicable zoning Laws, and neither the Company nor Seller has received written notice of, nor do the MGM Entities have knowledge of, a violation thereof.
     (g) Except as set forth in Section 4.8(g) of the Seller Disclosure Schedule, the Company has not received written notice of any action, proceeding or litigation pending, overtly contemplated or threatened: (i) to take all or any material portion of the Real Property, the Joint Valet Parcel or the Joint Employee Garage Parcel, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel, except with respect to disclosures routinely given by Clark County pursuant to Section 30.52.030(a) of the Clark County Code and the Transportation Element of the Clark County Comprehensive Plan, respecting Clark County’s general authority to seek street widening or changes in highway or traffic lanes or patterns; or (iv) otherwise relating to the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel, or the interests of the Company therein as to matters that would not have a Material Adverse Effect.
     (h) Except as disclosed in Section 4.8(h) of the Seller Disclosure Schedule, or as otherwise contemplated by this Agreement, there are no Contracts or other obligations outstanding for the sale, exchange, Encumbrance or transfer of the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel, or any portion thereof.
     (i) To the extent in the Company’s or Seller’s possession, custody or control, the Company and Seller have made available to Purchaser complete, accurate and current copies of all deeds, mortgages, surveys, licenses, title insurance policies, certificates of occupancy, or equivalent documentation with respect to the Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property in the Company or Seller’s possession.
     (j) Except as disclosed in Section 4.8(j) of the Seller Disclosure Schedule, the parcels constituting the Owned Real Property are assessed separately from all other adjacent property not constituting Owned Real Property for purposes of real property Taxes and the Leased Real Property and each of the parcels of the Owned Real Property complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements, without reliance on property not constituting Real Property.
     (k) Except as contemplated by this Agreement, there are no Contracts or other obligations outstanding for the sale, exchange, Encumbrance or transfer of any of the Real Property or the Joint Valet Parcel or the Joint Employee Garage Parcel, or any portion thereof.

Except as disclosed in Section 4.8(k) of the Seller Disclosure Schedule, all requisite certificates of occupancy required with respect to the Improvements have been obtained and are currently in full force and effect.
     (l) There is direct access to and from each of the Real Property, Joint Valet Parcel, and Joint Employee Garage Parcel and to publicly dedicated streets and, to the knowledge of the MGM Entities, no fact or condition exists that would result in the termination of access to and from such properties.
     (m) None of the MGM Entities have knowledge of any soil compaction or subsurface conditions that would interfere with the ability any of the Real Property, Joint Valet Parcel and Joint Employee Garage Parcel to support the Improvements.
     (n) None of the Real Property, Joint Valet Parcel, or Joint Employee Garage Parcel is in a designated wetland, flood plain or flood insurance area, including, without limitation, any area determined by the Department of Housing and Urban Development to be in a flood zone under the Federal Flood Protection Act of 1973.
     (o) All utilities, including, without limitation, water, waste removal systems, electricity, gas and telephone, are available to each of the Real Property, Joint Valet Parcel, Joint Employee Garage Parcel and Improvements in sufficient quantity to adequately service such properties and Improvements for the uses intended by Purchaser.
     (p) All labor and materials used in the construction or preparation of the Real Property, Joint Valet Parcel, Joint Employee Garage Parcel and Improvements have been paid for and there are no disputes with regard thereto.
     (q) The Real Property is zoned H-1 under Section 30.40.320 of the Clark County Code, and there are no conditions or stipulations applicable to the Real Property beyond the face of such zoning ordinance, including, without limitation, that are part of any site plan approval, except to the extent set forth in the Land Use Permits (defined below).
     (r) Section 4.8(r) of the Seller Disclosure Schedule shall, on or prior to the date that is thirty (30) days from the date of this Agreement (as such Section 4.8(r) is updated by Seller and the Company prior to such date), set forth a complete list, with respect to the Real Property and Improvements, of all current valid use permits (including conditional use permits), zoning variances, and other governmental permits, consents, approvals and authorizations necessary for the current use of the Real Property and the Improvements, and, to the extent used by the Company, the Existing Parcel and the Joint Employee Garage Parcel, to be used in compliance with applicable Laws, irrespective of whether such permits, variances and other matters are currently held in the name of Company or some other Person, or whether used by Company jointly with any other Person (collectively the “Land Use Permits”). To the knowledge of the MGM Entities, except as set forth in Section 4.8(s) of the Seller Disclosure Schedule, the Company uses the Real Property and the Improvements, and Seller and the Company use the Existing Parcel and the Joint Employee Garage Parcel and all improvements thereon, in all material respects in conformity with such Land Use Permits, and may continue to do so after the

Closing. No proceeding is pending or, to the knowledge of the MGM Entities, threatened regarding the revocation or limitation of any such Land Use Permits.
     (s) Section 4.8(s) of the Seller Disclosure Schedule sets forth a complete list of all current valid water rights, certificates or permits (including any temporary or conditional rights, certificates or permits) (collectively, the “Existing Parcel Water Rights”) that are or have been used in connection with the operation or use of the Real Property, Joint Valet Parcel, Joint Employee Garage Parcel or Improvements. To the knowledge of the MGM Entities, except as set forth on Section 4.8(s) of the Seller Disclosure Schedule, the Company uses the Real Property and the Improvements in all material respects in conformity with the Existing Parcel Water Rights. No proceeding is pending or, to the knowledge of Seller, threatened regarding the revocation or limitation of any Existing Parcel Water Rights. Parent or its Affiliate currently operates a water system on the Existing Parcel consisting of four wells and a reverse osmosis machine (the “Water System”). Water is taken from these wells, treated at the reverse osmosis machine, and used on the Existing Parcel both for the benefit of the Treasure Island Hotel and Casino and the Mirage Hotel and Casino. The Parties wish to, upon Closing, cause the transfer to the Company the operation and maintenance of the Water System and those permits listed under “Water Rights” on Section 4.8(s) of the Seller Disclosure Schedule (the “Water Rights”). The Parties agree that upon execution of the Agreement they will use good faith efforts to transfer the entire Water System and Water Rights to the Company upon Closing. Necessary actions to complete such a transfer may include, but may not be limited to, identifying all of the elements of the Water System, granting easements to the Company, ensuring the proper permitting of the Water System, and reaching an agreement between Parent or an Affiliate, on the one hand, and the Company, on the other, for interim services, the division of water, and/or the operation of the Water System by Parent or an Affiliate for a limited period of time.
               Section 4.9 Tangible Personal Property.
     Section 4.9 of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property (other than inventory, supplies and immaterial personal property) owned by the Company. Section 4.9 of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property leased by the Company, which lease is not terminable by the Company upon 60 days or less notice without penalty (other than pursuant to individual leases having an annual rental of less than One Hundred Thousand Dollars ($100,000)) (the “Tangible Personal Property Leases”). Section 4.9 of the Seller Disclosure Schedule lists each live gaming device (including gaming tables), electronic gaming devices (including all slot machines), mobile gaming devices, and other regulated gaming equipment owned, leased or otherwise used by the Company, all of which constitute Tangible Personal Property. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Tangible Personal Property owned by the Company is free and clear of all Encumbrances and Permitted Exceptions. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Tangible Personal Property owned, leased or otherwise used by the Company is located at the Real Property. To the knowledge of the MGM Entities, the Tangible Personal Property owned, leased or otherwise used by the Company is in working order, subject to ordinary wear and tear, or, if not, such failure would not, individually or in the aggregate, have a Material Adverse Effect. With respect to each Tangible Personal Property Lease, there has been no breach or default or claim of default by the Company under any such Tangible Personal Property Lease to which it is a party, or to the knowledge of the Seller or the Company, any other party thereto, under any provision thereof and no event has occurred with or without notice, the passage of time, or both, which would constitute a default by it, or to its knowledge by any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Tangible Personal Property Lease by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, acceleration, or termination would not, individually or in the aggregate, have a Material Adverse Effect.
               Section 4.10 Intellectual Property.
     (a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete list of Owned Intellectual Property that is material to the business of the Company, including whether such Intellectual Property is owned exclusively by the Company (and if not, identifying the other Persons with an ownership interest therein) and whether such Owned Intellectual Property is registered or an application for registration with respect thereto has been filed.
     (b) Section 4.10(b) of the Seller Disclosure Schedule sets forth a complete list of all IP Agreements and IP Enforcement Documents that are material to the business of the Company.
     (c) Section 4.10(c) of the Seller Disclosure Schedule sets forth a complete list of Assigned Intellectual Property that is material to the business of the Company.
     (d) Except as set forth on Section 4.10(d) of the Seller Disclosure Schedule, there is no pending or, to the knowledge of the MGM Entities, threatened IP Claim against the Company involving Owned Intellectual Property or Used Intellectual Property, and, to the knowledge of the MGM Entities, there is no reasonable basis for an IP Claim regarding any of the foregoing.
     (e) Except as set forth on Section 4.10(e) of the Seller Disclosure Schedule, none of Parent or its Affiliates has brought or threatened an IP Claim against any Person involving Owned Intellectual Property or Used Intellectual Property, and, to the knowledge of the MGM Entities, there is no reasonable basis for a material IP Claim regarding any of the foregoing.
     (f) To the knowledge of the MGM Entities, there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach of, or constitute (with the giving of notice or lapse of time, or both, would become) a default under any material IP Agreement or material IP Enforcement Documents by the Company or any other party thereto.
     (g) Except as set forth on Section 4.10(g) of the Disclosure Schedule, at Closing, (i) the Company will own all Owned Intellectual Property, free and clear of all Encumbrances and Permitted Exceptions, and have the valid and enforceable right to Use all Used Intellectual Property and (ii) all Owned Intellectual Property will list the Company as the sole current owner of record for each continuing application and registration listed in Section 4.10(a) of the Disclosure Schedule with the appropriate United States, state or foreign Governmental Entity.
     (h) Except as set forth on Section 4.10(h) of the Disclosure Schedule, and except for Trademarks for which registration efforts will not be pursued or will not be renewed due to discontinued use and Domain Names that will not be maintained or have been discontinued and allowed to reenter the Domain Name market as set forth on Section 3.10(a) of the Disclosure

Schedule, each of the Owned Intellectual Property and the Used Intellectual Property has been duly maintained, is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable.
     (i) The Company takes reasonable measures to protect the confidentiality of its Trade Secrets. Except as set forth in Section 4.10(j) of the Disclosure Schedule, to the knowledge of the MGM Entities, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement that adequately protects its proprietary interests in and to such Trade Secrets, except where such disclosure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (j) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any Person being granted rights or access to, or the placement in or release from escrow of, any Owned Intellectual Property, (ii) the granting to any Person of rights to Owned Intellectual Property greater than the rights granted prior to the date of this Agreement, (iii) the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business greater than the restrictions to which the Company is bound or subject to prior to the date of this Agreement or (iv) the Company being obligated to pay any royalties or other amounts to any Person in excess of the amounts payable by the Company prior to the date of this Agreement, except in each case where such result would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (k) Except as set forth on Schedule 4.10(k) of the Disclosure Schedule, none of Parent or its Affiliates or any current or former stockholder, partner, member, director, officer or employee of Parent or its Affiliates (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title, or interest in or to, or any right to Use, directly or indirectly, in whole or in part, any Owned Intellectual Property.
     (l) The Company discloses its personal data collection and use policies on its website(s) and is in compliance with such posted data protection practices and all applicable Laws, except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.11 Contracts.
     (a) Except for those Contracts that are terminable by the Company upon sixty (60) days notice or less without penalty, Section 4.11(a) of the Seller Disclosure Schedule sets forth a complete, accurate and current list of any Contract providing for aggregate annual payments to or by the Company in excess of Five Hundred Thousand Dollars ($500,000) (collectively the “Material Contracts”). Upon mutual agreement of the Parties or as expressly permitted by Section 6.1, Section 4.11(a) of the Seller Disclosure Schedule may be amended after the date of this Agreement to add as Material Contracts additional Contracts entered into after the date hereof by the Company. Each Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Seller and the Company, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The Company has performed all material obligations required to be performed by it under each Material Contract to which it is a party, and there has been no breach or default or claim of default by it or, to its knowledge by any other party thereto, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by it, or, to its knowledge any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Contract by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, modification, acceleration or termination would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.11(a) of the Disclosure Schedules, the enforceability after the Closing by the Company of the Material Contracts shall not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no notice to, or consent, approval or waiver is required from any other Person. Complete copies of each of the Contracts set forth in Section 4.11(a) of the Disclosure Schedules have been delivered or made available by the Seller to the Purchaser.
     (b) Other than the transactions contemplated by this Agreement or as set forth in Section 4.11(b) of the Seller Disclosure Schedule, there are no Contracts between or among the Company on the one hand, and Parent and its Affiliates (other than the Company), on the other hand (the “Affiliate Contracts”), which would survive the Closing.
     (c) The Company is not a party to or bound by: (i) any Contract for the purchase or sale of any security, except as contemplated by this Agreement, (ii) any Contract containing a covenant that restricts the Company’s ability to compete in any business activity (excluding any exclusivity arrangement under the Tenant Leases), or (iii) any material purchase and sale agreement outside of the Ordinary Course of Business of the Company.
     Section 4.12 Litigation.
     Except as set forth in Section 4.12 of the Seller Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against the Company or any property or asset of the Company, pending or, to the knowledge of the MGM Entities, threatened against the Company or any of its properties or assets, before any Governmental Entity or arbitration body, the adverse determination of which would have a Material Adverse Effect, (b) there is no Governmental Order or arbitration award outstanding against the Company or any of its properties or assets, which would have a Material Adverse Effect or which would adversely affect in a material manner the ability of Purchaser to consummate the acquisition of the Equity Interests, and (c) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, by the Company, pending, or as to which the Company has sent any notice of assertion. To the knowledge of the MGM Entities, the Company is not a party or subject to (including any property or asset of the Company) or in default of a Governmental Order or arbitration award.

     Section 4.13 Environmental Matters.
     Except as set forth in Section 4.13 of the Seller Disclosure Schedule, to the knowledge of Seller and the Company:
     (a) The Company is in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company of all permits and other Governmental Approvals required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to comply would not have a Material Adverse Effect. The Company has not received any written or oral notice from a Person alleging that the Company is not in such compliance, and there are no present or past actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance. All Governmental Approvals currently held by the Company pursuant to applicable Environmental Laws are set forth in Section 4.13 of the Seller Disclosure Schedule.
     (b) Except for (i) notice to an issuing Governmental Entity, (ii) the processing of an administrative amendment with an issuing Governmental Entity, or (iii) filing for a replacement permit, in each case resulting from the change in control of the permittee or a change in the name or contact information of the Persons identified in the Governmental Approval resulting from the change in control, no transfers of permits or other Governmental Approvals under Environmental Laws, and no additional permits or other Governmental Approvals under Environmental Laws, will be required to permit the Purchaser to conduct its business in compliance with all applicable Environmental Laws immediately following the Closing Date, so long as such business is conducted in substantially the same manner as conducted by the Company immediately prior to the Closing Date. Within thirty (30) days of the date hereof, the Seller shall provide the Purchaser with a list of each notice, administrative amendment and filing for a replacement permit referred to in the foregoing sentence.
     (c) There is no Environmental Claim pending or threatened against the Company or any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would have a Material Adverse Effect.
     (d) There are no known present or past actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Hazardous Materials on, any of the Real Property, that are reasonably expected to form the basis of any Environmental Claim against the Company or any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would have a Material Adverse Effect.
     (e) During the period of Parent’s ownership of the Company, the Company has not stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other hazardous wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or, without any duty of nor undertaking of any investigation or inquiry by the Company, adjacent to any property currently or formerly owned, operated or leased by the Company, except (i) for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), or (ii) as would not have a Material Adverse Effect.
     (f) The Company has delivered or made available to Purchaser complete, accurate and current copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of the Company and in its possession pertaining to Hazardous Materials, if any, in, on, beneath or adjacent to any of the Real Property or regarding the Company’s compliance with applicable Environmental Laws.
     (g) None of the Real Property contains any of the following in violation of Environmental Laws or is operated in such a manner that is reasonably expected to form the basis of an Environmental Claim: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection wells; radioactive materials; or septic tanks or waste disposal pits which process wastewater or any Hazardous Materials have been discharged or disposed, except for any violation that would not reasonably be expected to have a Material Adverse Effect.
     Section 4.14 Employee Benefit Plans.
     (a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a complete, accurate and current list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), each employment, termination, change in control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, Parent or by any trade or business other than the Company, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company, Parent or an ERISA Affiliate is a party, whether written or oral, for the benefit of any of the Company’s employees or former employee or their dependents or beneficiaries (collectively, the “Plans”). None of the Company, Parent or any ERISA Affiliate has any legally binding or publicly announced commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company.
     (b) With respect to each Plan, Seller has delivered or made available to Purchaser complete, accurate and current copies of each of the following documents, each of which is in all material respects in compliance with all applicable laws, including but not limited to the Code and ERISA:
     (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a written description of the material terms thereof);

     (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report (if any) prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;
     (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;
     (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof (if any); and
     (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under section 401 of the Code.
     (c) Other than the Multiemployer Plan, none of the Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and the Company has no Liability under Title IV or Section 302 of ERISA with respect to any plan sponsored, maintained or contributed to (or required to be contributed to) by Parent or any ERISA Affiliate.
     (d) As of the date of this Agreement, all contributions required to be made on or before December 31, 2007 with respect to any Plan have been timely made, or are reflected on the audited consolidated balance sheet (or the notes thereto) of Parent contained in its Form 10-K for the fiscal year ended December 31, 2007 to the extent such contributions were required to have been so reflected by GAAP. There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the Parent’s most recent fiscal year ended prior to the date of this Agreement.
     (e) Except as set forth in Section 4.14(e) of the Seller Disclosure Schedule or in Section 6.11(b) of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company to severance pay, unemployment compensation or any other payment or distribution, (ii) accelerate the time of payment or vesting of any benefits granted under any Plan, or increase, the amount of compensation due any such director, officer or employee, (iii) result in the forgiveness of any Indebtedness with respect to any such director, officer or employee or (iv) result in the obligation to fund benefits with respect to any such director, officer or employee.
     (f) There has been no material failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither Parent nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and neither Parent nor any ERISA Affiliate of Parent has incurred a Tax under Section 5000(a) of the Code that is or could become a Liability of Purchaser or the Company.

     (g) With respect to each Plan that is a Multiemployer Plan, (i) the Company has not made or suffered a “complete withdrawal” or “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA (or, if made or suffered, any Liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) the Company does not have any contingent Liability under section 4204 of ERISA, (iv) to the knowledge of the MGM Entities, no circumstances exist that present a material risk that such Plan will go into reorganization, and (v) the Company has timely made all periodic contributions required under the terms of such Multiemployer Plan or applicable collective bargaining agreements and has not received notice of any delinquency, interest or liquidated damages charges in relation to such contributions that have not been satisfied through payment or other binding resolution. The Company has timely made all periodic contributions required under the terms of the Hotel Employees and Restaurant Employees International Union Welfare Fund or applicable collective bargaining agreement and has not received notice of any delinquency, interest or liquidated damaged charges in relation to such contributions that have not been satisfied through payment or other binding resolution
     Section 4.15 Compliance with Applicable Laws.
          Except as disclosed in Section 4.15 of the Seller Disclosure Schedule:
     (a) (i) During the period of Parent’s ownership of Seller and the Company, the Company is complying with has complied with, all applicable Laws (including all Gaming Laws), except where the failure to have been in compliance or comply would not have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Company has not received written notice of any asserted present or past failure to comply, nor, to the knowledge of the Seller or the Company, is aware of any threatened action to do so, except where the failure to have been in compliance or comply would not have, individually or in the aggregate, a Material Adverse Effect.
     (b) The Company has all Governmental Approvals necessary for it to carry on its non-gaming business as now conducted and there have occurred no defaults, revocations or suspensions under any such Governmental Approvals, except for such which would not have, individually or in the aggregate, a Material Adverse Effect.
     (c) The Company holds all Gaming Licenses and Liquor Licenses necessary to operate its business, and such Gaming Licenses and Liquor Licenses are in full force and effect and have not been revoked or suspended, and there has been no violation of a type material to the continued maintenance of the Company’s Gaming Licenses or Liquor Licenses.
     (d) During the period of Parent’s ownership of Seller and the Company, the Company has not: (i) applied for a casino, racing or other Gaming License in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity, that the Company would be denied such a license or renewal if it were applied for.

     (e) Except as disclosed in Section 4.15(e) of the Seller Disclosure Schedule, the Company has no knowledge of any facts or circumstances relating to the conduct of the Company, or any director, officer, employee or stockholder of the Company that would reasonably be expected to cause any Nevada Gaming Authority to revoke, suspend or fail to renew the Company’s Gaming Licenses or take disciplinary action against the Company.
     (f) The Company’s directors, managers, officers, employees, members, and stockholders hold all Governmental Approvals (including all Gaming Licenses and other authorizations under Gaming Laws and Liquor Licenses) necessary to carry on its business as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approval.
     (g) To the knowledge of the MGM Entities, since January 1, 2007, none of the Company’s directors, managers, officers, employees, members, or stockholders has received any claim, demand, notice, complaint, or order from any Governmental Entity of any asserted failure by such Person to comply with applicable Gaming Laws of a type material to the continued maintenance of the Company’s Gaming Licenses. Without limiting the generality of the foregoing, neither the Company nor, to the knowledge of the MGM Entities, any of its directors, managers, officers, employees, members, or stockholders, has made any payments to any Person in connection with its business, which payments violate applicable Law, including, without limitation, the Foreign Corrupt Practices Act.
     Section 4.16 Labor Matters.
     Except as set forth in Section 4.16 of the Seller Disclosure Schedule:
     (a) The Company is, and during Parent’s ownership of Seller and the Company it has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, including but not limited to Title VII, ADA, ADEA, USERRA, the OWBPA, FMLA and FLSA, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the NLRA or other applicable Law, except where the failure to comply or any such labor practice would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the knowledge of the MGM Entities, threatened against or affecting the Company.
     (c) The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.
     (d) None of the employees of the Company is represented by any labor organization in their capacities as employees of the Company, and, to the knowledge of the MGM Entities, there are no current union organizing activities among the employees of the Company, nor does any question concerning representation exist concerning such employees.

     (e) Seller has delivered or made available to Purchaser a complete, accurate and current copy of all written personnel policies, rules or procedures applicable to employees of the Company.
     (f) The Company has not received written notice of any unfair labor practice charge or complaint against it pending or threatened before the NLRB or any other Governmental Entity.
     (g) The Company has not received written notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against it.
     (h) The Company has not received written notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.
     (i) The Company has not received written notice from any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, or occupational safety and health Laws of its intent to conduct an investigation with respect to or relating to it and no such investigation is in progress.
     (j) The Company has not received written notice of any complaint, lawsuit or other proceeding pending or, to the knowledge of the MGM Entities, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     (k) Set forth in Section 4.16(k) of the Seller Disclosure Schedule is a summary of all accrued vacation Liability of the Company as of September 30, 2008.
     Section 4.17 Compliance with the WARN Act.
     Except as set forth in Section 4.17 of the Seller Disclosure Schedule, since the later of: the enactment of the WARN Act and the acquisition by Parent of Seller and the Company, the Company has not (a) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (b) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or (c) been affected by any transaction which would, or engaged in layoffs or employment terminations sufficient in number to, trigger application of any similar Law. None of the employees of the Company has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the date of this Agreement.
     Section 4.18 Indebtedness.
     Section 4.18 of the Seller Disclosure Schedule sets forth a complete, accurate and current list of all outstanding Indebtedness of the Company as of the date of this Agreement which would survive the Closing. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Except as described in Section 4.18 of the Seller Disclosure Schedules, the Company has not agreed or consented to cause or permit in the future (upon happening of a contingency or otherwise), itself or any of its equity interests, assets or properties, to be subject to any Encumbrance or any Permitted Exception.
     Section 4.19 Insurance.
     Section 4.19 of the Seller Disclosure Schedule sets forth a complete, accurate and current description of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the “Policies”) presently in effect with respect to the properties, assets and operations of the Company. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, all Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not have, individually or in the aggregate, a Material Adverse Effect; and no insurance or proceeds relating to such Policies have been assigned by the Company to any Person. For each Policy, Section 4.19 of the Seller Disclosure Schedule sets forth: (a) the date thereof; (b) the name of the insurer; (c) the names of the entities covered thereby; and (d) the expiration date. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, the Policies: (w) are sufficient for compliance in all material respects with all Contracts to which the Company is a party or bound, (x) are valid, outstanding and enforceable, and (y) provide sufficient insurance coverage for the properties, assets and operations of the Company. The Seller has delivered or made available to Purchaser a list of all claims made under the Policies set forth in Section 4.19 of the Seller Disclosure Schedule and of all payments made to the Company thereunder since January 1, 2008, and the information contained in such list is complete, accurate and current. Any insurance premium refunds relating to the operations of the Company during the period prior to the Closing are to be retained by Seller or Parent.
     Section 4.20 Internal Controls and Procedures.
     The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (c) the reporting of its assets is compared with existing assets at regular intervals; and (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     Section 4.21 Brokers.
     No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the MGM Entities or their respective Affiliates.
     Section 4.22 Solvency; Sufficient Capital.
     After giving effect to the Intercompany Account Settlement, (a) the fair saleable value of all of the assets and properties (including goodwill) of the Company will be greater than the total of its Liabilities and (b) the projected cash flow from operating activities of the Company is sufficient to pay the probable Liability on its existing debts as such debts become due and payable and will not result in unreasonably small capital of the Company. The Company currently pays its Liabilities as they become due and payable in the ordinary course of business.
     Section 4.23 Sufficiency of Assets and Contracts.
     Except with respect to the Retained Property and the matters set forth in Section 4.23 of the Seller Disclosure Schedule, after giving effect to the Closing, the Company will own or license, lease from or contract with a Person that is not an Affiliate of Parent all assets and rights (including, without limitation, Intellectual Property, Real Property, Tangible Personal Property, IP Agreements, Material Contracts and Leases) that are reasonably necessary for the conduct of its business in substantially the same manner as presently conducted.
     Section 4.24 [Intentionally omitted].
     Section 4.25 Receivables.
     Seller has delivered to Purchaser a complete, accurate and current copy of a list and the aging of the accounts receivable and casino collection receivables, by customer, of the Company that were outstanding as of October 31, 2008. All accounts receivable and casino collection receivables (a) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the business and represent income earned in the Ordinary Course of Business, and (b) are not subject to material defenses, setoffs or counterclaims to the knowledge of the MGM Entities, other than normal allowances. Unless paid prior to the Closing Date, the accounts receivable and casino collection receivables of the Company are expected to be collected in the Ordinary Course of Business, net of the reserves set forth on the balance sheet of the Company as of October 31, 2008.
     Section 4.26 [Intentionally omitted].
     Section 4.27 Knowledge.
     Whenever in the course of the representations and warranties of an MGM Entity set forth in this ARTICLE IV, reference is made in connection with any matter to the knowledge of such Party, Purchaser understands and intends that such reference shall be deemed to include only those matters within the knowledge, after due inquiry, of any of Tom Mikulich, Jay Kulesza,

Mark Russell or Corey Sanders, as would be imputed to such Persons after a reasonable internal inquiry.
     Section 4.28 Nevada Takeover Statutes.
     As of the date hereof and at all times on or prior to the Closing, the provisions of Sections 78.378 through 78.3793 of the NRS are, and shall be, inapplicable to the transactions contemplated by this Agreement.
     Section 4.29 Projections.
     Purchaser is an informed and sophisticated purchaser experienced in the evaluation and purchase of interests similar to the Equity Interests. Purchaser on behalf of itself and each of its Affiliates acknowledges that Seller makes no representation or warranty with respect to any projections, budgets, or estimates delivered or made available to Purchaser or its Affiliates of future revenues, future results of operations (or any component thereof) of the business or future business of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the MGM Entities that the statements contained in this ARTICLE V are true and correct, except as set forth herein and in the disclosure schedule delivered by Purchaser to Seller before the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”).
     Section 5.1 Organization of Purchaser.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.
     Section 5.2 Ownership.
     One Hundred Percent (100%) of the equity interests of Purchaser is owned of record and beneficially by Phillip Ruffin.
     Section 5.3 Authority; No Conflict; Required Filings and Consents.
     (a) Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions that are contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Purchaser. Except as obtained as of the date hereof, no limited liability company act or proceeding on the part of Purchaser or its manager is necessary to authorize, execute and deliver this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the MGM Entities, constitutes the valid and binding obligation of Purchaser, enforceable against it, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     (b) The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Purchaser (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or (except pursuant to the collateral documents contemplated by Section 2.1) result in the creation or continuance of any Encumbrance or Permitted Exception on any of the assets or properties of Purchaser pursuant to, any Contract, permit or obligation to which Purchaser is a party or by which it or any of its assets or properties is bound, or (iii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its respective assets or properties.
     (c) Except for: (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with Gaming Laws and Gaming Licenses, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, , and (v) the satisfaction or waiver of the closing conditions in Section 7.1 and Section 7.2 and the closing deliveries in Section 3.2, no material Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated by this Agreement.
     Section 5.4 Brokers.
     No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser and its Affiliates.
     Section 5.5 Licensing.
     Neither Purchaser nor any of its officers, managers, stockholders or Affiliates who may reasonably be considered in the process of determining the suitability of Purchaser to hold a Gaming License has ever been denied, or had revoked, a gaming license by a Gaming Authority or Governmental Entity. To the knowledge of Purchaser, there are no facts, which if known to the regulators under the Gaming Laws, would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license, or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement. Purchaser has no reason to expect that all Gaming Licenses necessary for it to own and operate the Company immediately after Closing will not be timely obtained.
     Section 5.6 Litigation.
     There is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Purchaser any of its properties or assets, pending, or as to which Purchaser has received notice of assertion, or to the knowledge of Purchaser, threatened against, Purchaser or any of its properties or assets, before any Governmental Entity or arbitration body, the adverse determination of which would have a material adverse effect on Purchaser’s ability to consummate the acquisition of the Equity Interests, and there is no Governmental Order or arbitration award outstanding against Purchaser or any properties or assets which would have a material adverse effect on Purchaser’s ability to consummate the acquisition of the Equity Interests, or the ability of the MGM Entities to consummate the transactions contemplated by this Agreement. To the knowledge of Purchaser, Purchaser is not a party or subject to (including any property or asset of Purchaser) or in default of a Governmental Order or arbitration award.
     Section 5.7 Availability of Funds.
     Purchaser has access to sufficient liquid funds available to enable it to pay the Closing Date Cash Purchase Price.
     Section 5.8 No Breach.
     The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (a) breach, contravene or conflict with Purchaser’s articles of organization or operating agreement, or (b) violate any order, injunction, judgment, decree or award, or federal, state, local or foreign law, ordinance, statute, rule or regulation to which Purchaser or any Affiliate of Purchaser is subject or by which Purchaser, its Affiliates or properties may be bound except where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
     Section 5.9 Knowledge.
     Whenever in the course of the representations and warranties of Purchaser set forth in this ARTICLE V, reference is made in connection with any matter to the knowledge of Purchaser, Seller understands and intends that such reference shall be deemed to include only those matters within the knowledge after due inquiry of any of Phillip Ruffin, Gail Knott, or William Shea, as would be imputed to such Person after a reasonable internal inquiry.
     Section 5.10 Investment Intent.
     Purchaser understands that the Equity Interests may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Equity Interests or a valid exemption from registration under the Securities Act, the Equity Interests must be held indefinitely. Purchaser is acquiring the Equity Interests for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, the MGM Entities agree, except to the extent Purchaser shall consent in writing or as expressly contemplated by this Agreement, to cause the Company to (i) carry on its business and operations diligently (including without limitation the modification or amendment of, or execution of new, Tenant Leases, provided that the Seller shall cause the Company to reasonably cooperate with Purchaser regarding negotiation of such matters and shall obtain Purchaser’s prior written consent to such modifications, amendments or new Tenant Leases, which consent shall not be unreasonably withheld), only in the Ordinary Course of Business, (ii) pay its debts when due (or within any applicable grace periods) and to pay its Taxes when due subject to the right of the Company to timely contest the payment of any such debt and/or Tax in good faith, (iii) pay or perform its other obligations when due (or within any applicable grace periods), (iv) maintain the Leased Real Property and Tangible Personal Property owned, leased or otherwise used by it substantially in its present repair, order and condition (subject to normal wear and tear) consistent with the current needs of its business, replace in accordance with prior practice its inoperable, worn out or obsolete assets with assets of quality consistent with past practice to the extent the failure to so repair or replace would reasonably be expected to have a Material Adverse Effect and, in the event of a casualty, loss or damage to any property prior to the Closing Date, either repair such damaged property to its original condition, replace such damaged property with property equivalent to the original property or otherwise make the Company whole for such damaged property, and (v) use Commercially Reasonable Efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, and others having business dealings with it.
     (b) Without limiting the generality of the foregoing and except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 6.1 or (iii) to the extent Purchaser shall consent in writing (which consent shall not unreasonably be withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, neither the Company, nor any Affiliate acting for or on behalf of the Company, shall:
     (i) except for the Conversion, amend (whether by merger, consolidation or otherwise) or restate the Company’s organizational documents or convert the

Company into a different form of entity, or pay, or declare, or set aside for payment of dividends or other distributions payable in cash, stock, or property with respect to any shares of any class or series of the Company’s capital stock;
     (ii) issue, pledge or sell, or authorize the issuance, pledge or sale of additional equity securities of the Company, or securities convertible into equity securities of the Company, or any rights, warrants or options to acquire any convertible securities or equity securities of the Company, or any other securities in respect of, in lieu of, or in substitution for, equity securities, except for any pledges which would be released as of the Closing (it being understood that neither the Company nor Purchaser would have any Liability for such pledge following the Closing);
     (iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any equity securities of the Company;
     (iv) incur or commit to any capital expenditure in excess of the aggregate amount for the applicable period set forth in the capital expenditure budget therefor;
     (v) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;
     (vi) incur, assume, prepay or guaranty any Indebtedness which would survive the Closing except in the Ordinary Course of Business;
     (vii) sell, pledge, lease, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant or Encumbrance of any of the Company’s properties or assets, except in the Ordinary Course of Business;
     (viii) acquire, including by merger, consolidation, lease or acquisition of stock or assets, any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except in the Ordinary Course of Business;
     (ix) make any loans, advances or capital contribution to, or investments in, any Person (including advances to directors, officer, managers or employees, except in the Ordinary Course of Business);
     (x) change in any material respect any of the Company’s current policies or practices relating to the extension of credit to customers or the collection from customers of receivables from gaming operations;
     (xi) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing so as to cause the conditions to Purchaser consummating the transactions contemplated herein not to be satisfied;
     (xii) close, shut down, or otherwise eliminate the Company’s hotel-casino, except for such closures, shutdowns or eliminations that are (A) required by Governmental Order or otherwise required by Law or (B) due to acts of God, acts of terrorism or other force majeure events;
     (xiii) (A) increase the compensation or benefits payable or to become payable or the benefits provided to any Company director, officer, manager or employee, except for increases to wages or benefits required under any collective bargaining agreement disclosed in Sellers’ Disclosure Schedule, normal merit and cost-of-living increases consistent with past practice, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Company director, officer, manager or employee, or (B) enter into or amend any collective bargaining agreement (except for extensions of any existing collective bargaining agreement disclosed in Sellers Disclosure Schedule or modifications of any such collective bargaining agreement in a manner that does not increase benefits or wages) employment, severance, consulting, termination or similar agreement with, or employee benefit plan, in each case that would survive beyond the Closing Date, with any Company, director, officer, manager or employee;
     (xiv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any Company director, officer, manager or employee, in each case, for which the Company would retain any Liability from and after the Closing;
     (xv) conduct any material re-valuation of any asset, including any write-down of inventory or write-off of accounts receivable, other than in the Ordinary Course of Business or as otherwise required by GAAP;
     (xvi) make any material change with respect to financial accounting methods, policies or procedures, unless required by GAAP;
     (xvii) modify or amend in any material respect or terminate or extend any Material Contracts or waive, release or assign any material rights or claims thereunder;
     (xviii) transfer, cancel, dispose of, license or abandon any rights in, to or for the use of any Owned Intellectual Property or Assigned Intellectual Property;
     (xix) enter into any Contract outside of the Ordinary Course of Business that could exceed $100,000 in payments in any fiscal year or enter into any Contract with a term greater than one year that is not terminable prior to the Closing Date without Liability to the Company;

     (xx) engage in any transaction with, or enter into any Contract with, any Affiliate that involves the transfer of consideration that (A) has terms less favorable than the Company could receive from a non-Affiliate, or (B) has or would have a material adverse financial impact on it;
     (xxi) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Company that is not replaced by a comparable insurance coverage, other than in the Ordinary Course of Business;
     (xxii) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material Tax Claim or, except as may be required by applicable law, make any material change to any material Tax accounting policy or procedure, in each case of or relating to activities of the Company and not including any Tax elections or Tax Claims relating to income Taxes; provided that, Purchaser shall not unreasonably withhold its consent to any such matter that would preclude any of the MGM Parties from timely filing Tax Returns or timely paying Taxes;
     (xxiii) modify or amend any Tenant Lease, or enter into or execute any new Tenant Lease, without the prior written consent of Purchaser, which shall not be unreasonably withheld, provided that the Seller shall cause the Company to reasonably cooperate with Purchaser regarding any negotiations respecting the Tenant Leases; or
     (xxiv) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.
     Section 6.2 Cooperation; Notice; Cure.
     Between the date of this Agreement and the Closing, each Party shall promptly notify the other Party in writing of, and shall use its Commercially Reasonable Efforts to cure before the Closing Date, as soon as practicable after it becomes known to such Party, (a) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such Party made as of the date hereof or (b) the occurrence after the date hereof of any fact or condition that is or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Party’s discovery of, such fact or condition. Should any such fact or condition require any change to the Seller Disclosure Schedules delivered herewith, Seller shall promptly deliver to the Purchaser a supplement to such Seller Disclosure Schedules specifying such change. Other than such additions and changes to reflect facts or conditions occurring after the date hereof in the Ordinary Course of Business of the Company (including without limitation the Company enforcing its rights as a plaintiff in litigation), such delivery shall not affect any rights of the Purchaser under Article VII or Section 10.1, and if the Closing occurs, then the Schedules as supplemented by such additions and changes pursuant to this Section 6.2 shall be deemed to modify the applicable provisions of this Agreement for purposes of determining whether an indemnification obligation exists under Article VIII, and to constitute a waiver of the right to indemnification under Article VIII for the matters disclosed in any such supplement. During the same period, each Party also shall promptly notify the other Party of the occurrence of any breach of any covenant of such Party in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.
     Section 6.3 Access to Information.
     (a) The Seller shall cause the Company to permit Purchaser’s senior officers to meet with its respective personnel who are responsible for its financial statements, its internal controls, and its disclosure controls and procedures to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser to satisfy its obligations (if any) under the SOXA post-Closing Date.
     (b) The Seller shall cause the Company to deliver to Purchaser promptly after they become available and in any case within twenty (20) days after the end of each calendar month, an unaudited statement of income of the Company for the one month period then ended and a balance sheet as of the end of such calendar month. Such statement of income and balance sheet shall be in the form currently prepared for management’s use.
     (c) Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, the MGM Entities shall afford to those directors, officers and representatives of Purchaser set forth on Schedule 6.3(c) of the Purchaser Disclosure Schedule reasonable access, during normal business hours to the Company’s personnel and to the properties relating to the Company provided, that such access does not in any material way interfere with the efficient operation of the Company’s business or the ability of the Company’s employees to perform their duties.
     Section 6.4 Confidentiality of Information.
     Except as necessary or appropriate to comply with its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, each of the Parties shall comply with, and shall cause their respective directors, officers, employees, agents and representatives to comply with, the provisions of the Confidentiality Agreement.
     Section 6.5 Intercompany Account Settlement.
     All intercompany accounts or amounts payable (or accrued) by Parent or any of its Affiliates (other than the Company), on the one hand, to the Company, on the other hand, shall, immediately prior to the Closing, be netted against any intercompany accounts or amounts payable (or accrued), including any instrument evidencing Indebtedness to the Parent or its Affiliates (other than the Company), by the Company, on the one hand, to Parent or any of its Affiliates (other than the Company), on the other hand, and the balance, if any, shall be contributed by Seller to the capital of the Company or distributed by the Company to Seller (collectively, the “Intercompany Account Settlement”). After giving effect to the consummation of the Intercompany Account Settlement, the Company shall not owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to Parent or any of its

Affiliates, and neither Parent nor any of its Affiliates shall owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to the Company. Purchaser agrees to cooperate with Seller following the Closing, including executing such documents and taking such actions, so as to give full effect to the foregoing.
     Section 6.6 Governmental Approvals.
     (a) The Parties shall cooperate with each other and use their Commercially Reasonable Efforts to (and, with respect to the Gaming Laws, and antitrust Laws, if applicable, shall use their Commercially Reasonable Efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Governmental Approvals. The Parties and their respective Affiliates, directors and officers shall (x) file within thirty (30) days after the date of this Agreement all required initial applications and documents in connection with the HSR Act and obtaining the Governmental Approvals under Nevada Gaming Laws, (y) as soon as reasonably practicable after the date hereof file all required initial applications and documents in connection with all Governmental Approvals other than those required under subpart (x), and (z) shall act diligently and promptly thereafter in responding to additional requests and comments in connection therewith and to pursue all such Governmental Approvals as promptly as possible. The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities. Each of Seller and Purchaser shall have the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Seller and Purchaser (the “Notifying Party”) shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that none of the MGM Entities, on the one hand, and Purchaser, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants (except for evidence of filing) or with any documents which are the subject of a confidentiality agreement barring the same.
     (b) Each of Seller and Purchaser shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Person to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.
     (c) Each of Seller on the one hand, and Purchaser on the other hand, shall use its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.
     (d) Notwithstanding the foregoing or any other provision of this Agreement, neither Party, nor any of their respective Affiliates, shall have any obligation or affirmative duty to sell, divest, hold separate or otherwise dispose of any of its assets or properties, or agree to do any of the foregoing in the future, in connection with seeking any Governmental Approval.
     Section 6.7 Performance.
     Each of the Parties shall perform all acts to be performed by it pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate or cause to remain unfilled its covenants, obligations or agreements or breach its representations and warranties hereunder or render them inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement. Each of the Parties shall use its Commercially Reasonable Efforts (or a higher standard if a higher standard is expressly contemplated hereby) to satisfy or cause to be satisfied all of the conditions set forth in Section 7.1, and all the conditions to the obligations of the other Parties/Party set forth in Section 7.2 and Section 7.3, respectively.
     Section 6.8 Publicity.
     Seller and Purchaser shall agree on the form and content of any initial press releases regarding the transactions contemplated by this Agreement and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all Commercially Reasonable Efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement prior to such consultation and prior to considering in good faith any such comments, except (a) as may be required by applicable Law or (b) in connection with: (i) Parent complying with its obligations under the rules of the New York Stock Exchange or the SEC, (ii) Purchaser pursuing any financing in connection herewith, or (iii) the Parties complying with their respective obligations under this Agreement. Nothing in this Section 6.8 shall be deemed to limit, impede or prohibit Purchaser from exercising its rights under or receiving the benefits of Section 6.11.
     Section 6.9 Intellectual Property — General.
     (a) Seller shall not, directly or indirectly, perform or fail to perform any act whereby any Owned Intellectual Property material to the business of the Company or any Assigned Intellectual Property material to the business of the Company may lapse, become abandoned, or become unenforceable.

     (b) During the period between the date of the Agreement and the Closing (i) the Company shall not cease the Use of the Trademarks included in the Owned Intellectual Property or fail to maintain the level of the quality of products sold and services rendered under any such Trademark at a level at least substantially consistent with the quality of such products and services as of the date of this Agreement, and (ii) Company and its Affiliates shall take or cause to be taken all steps necessary or appropriate to insure that licensees of such Trademarks use such consistent standards of quality during the period between the date of this Agreement and the Closing Date.
     (c) The Purchaser and, from and after the Closing, the Company, agree not to claim any right, title or interest in, or interfere with Parent or its Affiliates’ ownership or use of, any Used Intellectual Property, other than Assigned Intellectual Property.
     (c) Upon Closing, Seller, on behalf of itself and its Affiliates, agrees not to claim any right, title or interest in, or interfere with the Company’s ownership or use of, any Owned Intellectual Property or Assigned Intellectual Property.
     (d) With respect to any Software owned by Parent or Seller or any of their Subsidiaries (other than the Company) that is Used Intellectual Property and not excluded from the transactions contemplated hereby pursuant to Section 2.2, Parent or Seller may elect to grant an irrevocable, perpetual, non-transferable license on a non-exclusive basis in and to such Software (in the form that it exists as of the Closing Date with no obligation to provide upgrades, updates, or other alternations) to Purchaser or the Company (rather than to make an assignment).
     Section 6.10 Intellectual Property — Post-Closing.
     (a) From and after the Closing, Parent and its Affiliates shall not register or authorize others to Use or register Owned Intellectual Property, Assigned Intellectual Property, and any other Intellectual Property that constitutes an Infringement of Owned Intellectual Property or Assigned Intellectual Property and shall not challenge Purchaser’s or any of its Affiliates’ right to Use or register such Owned Intellectual Property or Assigned Intellectual Property. Within thirty (30) days after the Closing, Parent and its Affiliates shall cease Use in commerce of Owned Intellectual Property and Assigned Intellectual Property. Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty (180) days from the Closing Date, Parent and its Affiliates shall be entitled to continue to use the Company’s Trademarks to the extent that any such Company Trademarks exist or are contained as of the Closing Date on any promotional or advertising materials used in the business of Parent or its Affiliates or required to be used for any government or administrative filings; provided, however, that Parent and its Affiliates shall use their respective Commercially Reasonable Efforts to cease the Use of the Company’s Trademarks on the soonest possible date and (ii) this Section 6.10 shall neither diminish nor broaden Parent’s and its Affiliates’ fair use rights.
     (b) Following the Closing, Purchaser shall be responsible for all updates, maintenance fees and related upgrades on all assigned license agreements for third party Software.

     (c) Within thirty (30) days after the Closing, the Company shall cease Use of Parent’s and its Affiliates’ Trademarks (excluding the Company’s Trademarks) or any other Trademarks substantially or confusingly similar thereto. Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty (180) days from the Closing Date, the Company shall be entitled to continue to use the Parent’s and its Affiliates’ Trademarks to the extent that any such Trademarks exist or are contained as of the Closing Date on any promotional or advertising materials used in the business of the Company; provided, however, that the Company shall use its Commercially Reasonable Efforts to cease the use of the Parent’s and its Affiliates’ Trademarks at the soonest possible date.
     (d) At the Closing, Seller shall provide Purchaser with the Customer List in its native format. Seller shall cause the Exclusive Customers to be deleted from the Players Club database within fourteen (14) days following the Closing, it being understood that Seller is under no obligation to cause the Shared Customers to be deleted from the Players Club database.
     Section 6.11 Employees.
     (a) Upon execution of this Agreement, Purchaser shall be permitted to hold joint meetings with all employees of the Company at such times as are mutually acceptable to the Company and the Purchaser, and shall be permitted to provide preliminary information relating to the transactions contemplated by this Agreement, and thereafter Purchaser shall be entitled to conduct one-on-one meetings with all employees of the Company at such times as Purchaser shall reasonably request.
     (b) Effective as of the date immediately preceding the Closing Date, the participation of the Company in all Plans sponsored by the Parent and its ERISA Affiliates other than the Multiemployer Plan and the Hotel Employees and Restaurant Employees International Union Welfare Fund shall terminate. With the exception of the Company continuing as a contributing employer to the Multiemployer Plan and the Hotel Employees and Restaurant Employees International Union Welfare Fund, and the employment agreements listed in Section 4.14(a) of the Seller Disclosure Schedule, Purchaser shall not assume any Plans, nor become a plan sponsor or fiduciary of any such Plan as a result of the transaction contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, within thirty (30) days prior to the Closing Date, the Company may terminate the MGM MIRAGE Deferred Compensation Plan II (“DCP II”) and MGM MIRAGE Supplemental Executive Retirement Plan II (“SERP II”), with respect to all of the Company’s participating Employees and, pursuant to such termination, pay all vested account balances in DCP II and SERP II attributable to the Company’s participating Employees.
     (c) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall give any employee of the Company the right to continuing employment or alter the at-will employment status of any such employee.
     (d) On and after the Closing Date, (i) Purchaser shall cause all employees of the Company who are employed by the Purchaser or any of its Affiliates (together, the “Purchaser Group”) on or after the Closing Date (the “Company Employees”) to receive credit for all service with the Company and its Affiliates prior to the Closing Date for purposes of eligibility and vesting (but not benefit accrual) under any and all employee benefit plans, programs, policies and arrangements sponsored by the Purchaser and the Purchaser Group (such plans, collectively the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Company Employee participates immediately before or at any time after the Closing Date (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to Company Employees and their covered dependents, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for the Company Employees and their covered dependents, and Purchaser shall cause any eligible expenses incurred by such Company Employees and their covered dependents during the portion of any plan year of the Old Plan which includes a date of participation by such Company Employees or their covered dependents in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and their covered dependents for such plan year as if such amounts had been paid in accordance with such New Plan during the corresponding plan year.
               Section 6.12 Transitional Services.
     Recognizing the existing operational interdependencies between the Company, on the one hand, and Seller and its Affiliates, on the other hand, the Parties agree that Purchaser, the Company and Seller shall enter into, and shall use their respective best efforts to enter into, prior to or at the Closing Date, a written agreement (the “Transitional Services Agreement”) evidencing the arrangements set forth in Schedule 6.12. In the event that the parties do not enter into the Transitional Services Agreement by the Closing Date, the Closing will nonetheless occur and Schedule 6.12 shall serve as the agreement between the Parties with respect to the matters set forth therein, together with such other terms as are commercially reasonable and customary for similar transactions.
               Section 6.13 Termination of Affiliate Contracts.
     Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to terminate the Affiliate Contracts with effect as of the Closing (the “Termination of Affiliate Contracts”). The Termination of Affiliate Contracts shall be without Liability or Loss to the Company, including as to Liabilities or Losses remaining under any Affiliate Contracts. For the avoidance of doubt, any Liability or Loss incurred by Purchaser in connection with any Affiliate Contract shall not be subject to the provisions of Section 8.2(c).
               Section 6.14 Termination Fee.
     (a) In the event that either: (X) the MGM Entities are entitled to terminate this Agreement pursuant to Section 10.1(d) hereof, or (Y) (i) the Closing has not occurred by the Outside Closing Date, and (ii) each of the Closing conditions set forth in Section 7.1 have been satisfied or waived by Purchaser or would have been satisfied but for Purchaser’s failure to use its Commercially Reasonable Efforts (or a higher standard if a higher is expressly contemplated hereby) to perform its respective obligations under this Agreement, and (iii) each of the Closing conditions set forth in Section 7.3 have been satisfied or waived by Purchaser or would have been satisfied but for Purchaser failing to use its Commercially Reasonable Efforts (or a higher standard if a higher is expressly contemplated hereby) to perform its respective obligations under this Agreement in accordance with the terms and conditions hereof, and (iv) the MGM Entities are not otherwise in breach or default hereunder, then in either such event (X) or (Y) the MGM Entities shall have the right, as its sole and exclusive remedy, to give written notice to Purchaser of their intention to terminate this Agreement if Purchaser fails to close (or be prepared to close) the transactions contemplated by this Agreement on or prior to the fifth Business Day following receipt of such written notice and as promptly as practicable following termination (which shall occur automatically on such fifth Business Day unless agreed to otherwise by the Parties in writing) Purchaser shall pay, or cause to be paid, in same day funds to Seller, the sum of Twenty Five Million Dollars ($25,000,000) (the “Seller Termination Fee”). Only one Termination Fee shall be payable to Seller regardless of the circumstances. In the event Seller receives payment of the Termination Fee, Seller, and Seller on behalf of its Affiliates, agrees to forego and not to pursue (or aid any other Person in pursuing) or assign any allegation, claim, right or remedy, whether legal or equitable, including specific performance, against, directly or indirectly, Purchaser or any of their respective Affiliates, for Purchaser’s failure to consummate the transactions contemplated by this Agreement. The obligation of Purchaser to pay the Termination Fee pursuant to this Section 6.14(a) shall be guaranteed by Purchaser Parent pursuant to the Purchaser Guaranty. Subject to the occurrence of the matters set forth in subsections (X) or (Y)(i), (ii) and (iii) of the first sentence of this Section 6.14(a), the Parties acknowledge and agree that the MGM Entities would sustain substantial damages in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close, and Seller’s actual damages in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close would be difficult or impractical to determine, and the Termination Fee represents a reasonable estimate of the harm likely to be suffered by Seller in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close.
     (b) In the event that either: (X)(i) the Closing has not occurred by the Outside Closing Date; and (ii) each of the closing conditions set forth in Section 7.1 have been satisfied or waived by Seller or would have been satisfied but for the MGM Entities’ failure to use their Commercially Reasonable Efforts (or a higher standard if a higher is expressly contemplated hereby) to perform their respective obligations under this Agreement; and (iii) the Closing conditions set forth in Section 7.2 have been satisfied or waived by Seller or would have been satisfied but for Seller failing to use its Commercially Reasonable Efforts (or a higher standard if a higher is expressly contemplated hereby) to perform its obligations under this Agreement; and Purchaser is not otherwise in default hereunder, or (Y) prior to the Outside Closing Date Seller executes an agreement with any other Person (other than Purchaser) for the sale or transfer of the Equity Interests or for substantially all of the Company’s assets, or (Z) Purchaser is entitled to terminate this Agreement pursuant to Section 10.1(c) hereof, then in any such event (X) or (Y) or (Z) the Purchaser shall have, as its sole and exclusive remedy, the right to give written notice to Seller of its intention to terminate this Agreement (and whether or not Purchaser provides such notice with respect to clause (Y), Seller may terminate this Agreement) and Seller shall pay, or cause to be paid, in same day funds to Purchaser, the sum of Twenty Five Million Dollars ($25,000,000) (the “Purchaser Termination Fee”). Only one Purchaser Termination Fee shall be payable to Purchaser regardless of the circumstances. In the event Purchaser receives payment of the Purchaser Termination Fee, Purchaser agrees, on its own behalf and on behalf of its Affiliates, to forego and not to pursue (or aid any other Person in pursuing) or assign any allegation, claim, right or remedy, whether legal or equitable, including specific performance, against, directly or indirectly Seller, any MGM entity or any of their respective Affiliates, for Seller’s failure to consummate the transactions contemplated by this Agreement. Subject to the occurrence of the matters set forth in subsections (X)(i), (ii), (iii) or (Y) or (Z) of the first sentence of this Section 6.14(b), the Parties acknowledge and agree that Purchaser would sustain substantial damages in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close, and Purchaser’s actual damages in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close would be difficult or impractical to determine, and the Purchaser Termination Fee represents a reasonable estimate of the harm likely to be suffered by Purchaser in the event the sale of the Equity Interests to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close.
               Section 6.15 Capital Expenditures.
     The Company shall (a) undertake and complete any and all capital expenditures required to meet an emergency (it being understood and agreed that Seller shall promptly notify Purchaser of any such emergency and the emergency expenditures and other actions taken in response thereto), and (b) undertake and continue in the Ordinary Course of Business and consistent with past practice any and all capital expenditures necessary or appropriate to maintain its respective assets and properties.
               Section 6.16 Release of Guaranties.
     Seller shall, and shall cause its Affiliates, to enter into one or more Contracts to release (as of the Closing Date) the Company from all guaranty, credit enhancement, credit support, keep well obligations or similar arrangements to or for the benefit of, or on behalf of, Parent and/or its Affiliates (other than the Company) (collectively, the “Release of Guaranties”). Seller acknowledges and agrees that all Liability or Loss associated with the Release of Guaranties shall be borne exclusively by Seller, and the Seller Indemnifying Parties shall, jointly and severally, defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out or, or relating to the Release of Guaranties. For the avoidance of doubt, any Liability or Loss incurred by Purchaser in connection with any Release of Guaranties shall not be subject to the provisions of Section 8.2(c).
               Section 6.17 Further Assurances and Actions.
     Subject to the terms and conditions herein, each of the Parties agrees to use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective Commercially Reasonable

Efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement, and to fulfill all conditions precedent applicable to such Party pursuant to this Agreement. In case at any time after the date of this Agreement and from time to time any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with valid and legal title, to the Equity Interests and all properties and assets of the Company, each free and clear of all Encumbrances and, other than with respect to the Real Property, Permitted Exceptions, including to execute, deliver and file all such further documents including the termination of financing statements, the directors, officers and employees of the Parties or their Affiliates shall take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement and Seller shall bear the cost of any such necessary or appropriate action; provided that if such action is necessary or appropriate due to events or circumstances particular to Purchaser, Purchaser shall bear the cost of such action.
               Section 6.18 FCC Approvals.
     Seller and Purchaser will, as applicable, not later than thirty (30) days after the execution of this Agreement by the Parties, execute and file FCC applications to seek any required consent of the FCC for any licenses possessed by the Company in connection with the operation of the business of the Company. The Parties agree to use their respective Commercially Reasonable Efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions that are reasonably necessary in order to obtain FCC approval. If any required FCC approvals are not obtained on or before the Closing Date and no special temporary authority has been granted by the FCC that allows Purchaser to operate under the FCC licensees or the FCC application has not been granted, then the Closing shall nevertheless occur as scheduled and with no reduction in the Final Purchase Price, and the Parties will comply with any applicable requirements of the FCC or applicable Law. Purchaser agrees that it will not use or operate any equipment which is the subject of any FCC licenses, approvals or applications after the Closing in violation of any requirements of the FCC or any applicable Law.
               Section 6.19 No Control.
     Purchaser understands and agrees that, except as expressly permitted by the terms of this Agreement, prior to Closing Purchaser shall not, and shall not attempt to, directly or indirectly control, supervise, direct or interfere with, any of the Company, and until the Closing, the operations of the Company are the sole responsibility of and under the complete control of Seller.
               Section 6.20 Liability for Non-Compliance with WARN Act.
     Seller assumes, and shall indemnify Purchaser from and against, any and all claims or Liabilities arising out of Seller’s or the Company’s conduct from the date hereof until the Closing Date resulting in a failure to comply with the WARN Act.

               Section 6.21 HSR Filing Fee.
          All filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne equally by the Purchaser and the Seller.
               Section 6.22 Records Retention.
     (a) Seller shall (i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations prior to the Closing in accordance with the Parent’s retention policy for its Affiliates, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser and the Company reasonable access (including the right to make, at Purchaser’s expense, photocopies) during normal business hours, to such books and records.
     (b) Purchaser shall (i) retain the books and records (including personnel files) of the Company and its operations prior to the Closing in accordance with the Purchaser’s retention policy, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies) during normal business hours, to such books and records.
     Section 6.23 Existing Parcel; Subdivision; Conveyance of Treasure Island Property; Reciprocal Easements.
     (a) Existing Parcel. The Parties agree that they desire for the Company to own fee simple absolute title, at the Closing, to the Treasure Island Property, which shall consist of all of the Real Estate that is subject to the Ground Lease, together with certain additional real property. The Parties acknowledge that the Treasure Island Property (i) is not currently owned by the Company, (ii) is currently owned by Seller, (iii) is not currently a separate legal parcel, and (iv) is currently a portion of a larger legal parcel (collectively, including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Existing Parcel”) that includes (w) the Treasure Island Property, (x) certain real property underlying The Mirage Resort (which is not a part of the transactions contemplated hereby), (y) certain real property underlying a parking garage that is currently used by both the Company and Seller for the valet parking of cars (the “Joint Valet Garage”), and (z) certain additional real property, some of which is jointly used by the Company and Seller in certain respects. The Parties further acknowledge that the certain existing employee parking garage (“Joint Employee Garage”) located southeast of the intersection of Industrial Road and Spring Mountain Boulevard is jointly used by the Company and Seller for the parking of employee cars and is currently located on a separate legal parcel with assessor’s parcel number 162-17-603-003 (collectively, including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Joint Employee Garage Parcel”).
     (b) Subdivision. Seller agrees, commencing immediately upon execution of this Agreement, at Seller’s sole cost and expense, to cause, and to use best efforts to cause, the Existing Parcel to be subdivided through a commercial subdivision process to be completed, as soon as reasonably practicable, in accordance with Chapter 278 of NRS (collectively, the

“Subdivision”), under which the Existing Parcel will be divided so that there will be two separate parcels that encompass the Treasure Island hotel and casino and related improvements, which parcels will collectively total no less than eighteen (18) acres (such parcels, collectively, including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Treasure Island Property”), and there are two or more parcels that encompass the remainder of the Existing Parcel (collectively, the “Mirage Property”) a portion of which will be subdivided so that the Joint Valet Garage will be located on its own separate legal parcel (such parcel, including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Joint Valet Parcel”). The Parties hereby agree on the size and contours of the two separate legal parcels that will make up the Treasure Island Property, and on the size and contours of the separate legal parcel that will constitute the Joint Valet Parcel, in each case as more particularly set forth on Schedule 6.23(b). Seller shall not modify or revise the size or contours of any of the separate legal parcels depicted on Schedule 6.23(a), in connection with the Subdivision or otherwise, without Purchaser’s prior written consent which shall not be unreasonably withheld. Seller shall provide Purchaser with regular updates regarding the status of Seller’s efforts to complete the Subdivision, and shall not agree to the imposition of any material conditions imposed in connection with the Subdivision without Purchaser’s prior written consent, which shall not be unreasonably withheld. Purchaser shall be entitled to direct Seller’s activities with respect to the Subdivision, and if Purchaser so elects, Seller shall provide to Purchaser a power of attorney granting to Purchaser the right to execute documents on Seller’s behalf, in furtherance of the Subdivision, as determined by Purchaser to be appropriate. In connection with the Subdivision, Seller shall comply with all applicable Laws and with all requirements imposed pursuant to the Permitted Exceptions.
     (c) Conveyance of Treasure Island Property. Promptly following the completion of the Subdivision, Seller shall convey all of Seller’s right, title and interest in the Treasure Island Property to the Company pursuant to a grant, bargain and sale deed (the “Deed”), the form of which shall be approved by Purchaser in its reasonable discretion. In connection with such conveyance, Seller shall deliver a bill of sale for transfer of the Improvements to the Company, in a form reasonably approved by Purchaser, the REA (if the REA has been mutually agreed upon) or, if the REA has not been mutually agreed upon, a memorandum of the REA Term Sheet shall be executed and recorded, and Seller shall cooperate with Purchaser, who shall arrange (at Purchaser’s option) for the issuance of an ALTA owner’s policy (Form 2006) of title insurance, subject only to Permitted Exceptions (the “Owner’s Title Policy”), effective as of the date on which the Deed, and the REA or the memorandum of the REA Term Sheet, are recorded in the official records of Clark County, Nevada (“Official Records”), which date shall be subsequent to the Subdivision but otherwise as determined by Purchaser, insuring the Company’s ownership interest in the Treasure Island Property and Company’s rights under the REA or the memorandum of the REA Term Sheet, as applicable, in an amount to be reasonably determined by Purchaser. The form of the Owner’s Title Policy shall be determined by Purchaser in its sole discretion, and the Owner’s Title Policy shall include such endorsements as Purchaser determines in its sole discretion to be appropriate. The costs of the Owner’s Title Policy shall be allocated between Seller and Purchaser in the following manner: Seller shall pay an amount equal to the CLTA portion of the premium for the Owner’s Title Policy, and Purchaser shall pay for the remainder of the costs of the premium and for the costs of any endorsements that

Purchaser elects to include as part of the Owner’s Title Policy, including costs of a non-imputation endorsement (the “Non-Imputation Endorsement”), in a form to be reasonably approved by Purchaser, to be issued effective as of the Closing, at Purchaser’s option. Seller shall reasonably cooperate with Purchaser and the title company respecting the Non-Imputation Endorsement and all other aspects of the issuance of the Owner’s Title Policy, including without limitation by executing affidavits or declarations that are customary as of the date of this Agreement and reasonably required by the title company in connection with the issuance of the Owner’s Title Policy (including the Non-Imputation Endorsement). It is the understanding of the Parties that such conveyance shall not trigger any Transfer Taxes in connection therewith.
     (d) Reciprocal Easements. The Parties acknowledge and agree that the Treasure Island Property and the adjoining real property owned by Seller currently have certain shared uses (the “Shared Uses”), including without limitation certain shared uses related to the Joint Valet Garage and the Joint Employee Garage. The Parties further acknowledge and agree that it will be mutually beneficial for the existing Shared Uses to continue following the Subdivision, conveyance of the Treasure Island Property to the Company, and the Closing. To provide legal rights respecting the Shared Uses following the Closing, the Parties desire to enter into a reciprocal easement agreement (“REA”) to provide for the granting of certain reciprocal easements and to address certain related matters. The Parties hereby agree that they will each exercise their best efforts to negotiate and finalize, as soon as reasonably practicable, a mutually-agreeable REA that will set forth terms and conditions under which the Shared Uses will be memorialized under that REA between the Company and the Seller that shall run with the land and be binding on successor owners of the Treasure Island Property, the Joint Valet Parcel, the Joint Employee Real Property and the Mirage Property. The final REA will be negotiated between Seller and Purchaser and approved by each in its reasonable discretion, executed by Seller and the Company, and shall be consistent with the binding REA term sheet attached hereto and incorporated herein as Exhibit C (the “REA Term Sheet”). The final REA shall be recorded in the Official Records prior to or at Closing and concurrently with recordation of the Deed (or concurrently with the commencement of the Replacement Ground Lease if applicable), provided that in the event the final REA has not been mutually agreed upon on the Closing Date, the Parties agree that each Party shall be authorized at such time to record a memorandum of agreement, attaching thereto the REA Term Sheet, in the Official Records, and the Parties shall thereafter continue to exercise Commercially Reasonable Efforts to reach agreement on the final REA, which shall be recorded once such agreement is reached. The provisions of this Section 6.23 shall survive the Closing.
               Section 6.24 Consents and Estoppel Certificates.
     Each of the MGM Parties shall use its Commercially Reasonable Efforts to, at its expense, obtain prior to the Closing all consents, other than Governmental Approvals that are governed by Section 6.6, necessary to the consummation of the transactions contemplated by this Agreement, including such other non-governmental consents as Purchaser or its counsel shall reasonably determined to be necessary, including any required consents to the assignment of the Material Contracts. All such consents shall be in writing, and executed counterparts thereof shall be delivered to Purchaser and its counsel promptly after receipt thereof by any of the MGM Parties, but in no event later than immediately prior to the Closing. Without limitation of the foregoing, each of the MGM Parties shall use Commercially Reasonable Efforts to obtain from each tenant under each of the Tenant Leases, prior to Closing, an estoppel certificate with respect to each Tenant Lease in form and substance reasonably approved by Purchaser.
               Section 6.25 Mystère.
     So long as Seller or any of its Affiliates has an exclusivity agreement with respect to Cirque du Soleil, Seller agrees that it shall, and shall cause its Affiliates to, use all best efforts to permit the Cirque du Soleil show Mystère (including any extensions of such show) to be performed at the Company’s premises on an exclusive basis, including granting any waiver under any such exclusivity agreement required in connection therewith.
               Section 6.26 No Acquisition Solicitation.
     (a) From and after the date of this Agreement, neither Parent nor any of its Affiliates shall, directly or indirectly, through any director, officer, manager, employee, stockholder, member, financial advisor, representative or agent of such Person (i) solicit or initiate (including by way of furnishing information or advice) or take any other action to solicit or initiate any inquiries, discussions, proposals or negotiations that constitute, or are intended to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets or properties, sale of shares of capital stock or any other equity interests (including by way of a tender or exchange offer) or similar transaction to dispose of the Company, other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), or (ii) continue any prior discussions or negotiations with any Person (or group of Persons) other than the Purchaser and its advisors concerning any Acquisition Proposal. In the event that Parent or any of its Affiliates receives or has knowledge of an Acquisition Proposal, the Person receiving or who has knowledge of such Acquisition Proposal shall promptly notify Purchaser (x) that an Acquisition Proposal has occurred, (y) whether negotiations are occurring with respect thereto, and (z) the ultimate result of any negotiation relating to such Acquisition Proposal.
     (b) Notwithstanding the foregoing, the term “Acquisition Proposal” shall expressly exclude any transaction or proposed transaction that includes both the Company and other assets of the Parent or its Affiliates (other than the Company) with a value equal to or greater than the value of the Company (collectively, an “Exempt Acquisition Proposal”); provided that any transaction or proposed transaction that principally involves only the Treasure Island Hotel and Casino and the Mirage Resort and Casino shall not be deemed an “Exempt Acquisition Proposal”. Purchaser acknowledges that Parent and its Affiliates may directly or indirectly (i) solicit or initiate a merger, consolidation, business combination, sale of assets or other disposition of the Company, so long as the disposition is for an Exempt Acquisition Proposal and (ii) continue any prior discussions or negotiations with any Person (or group of Persons) for an Exempt Acquisition Proposal; provided that, in the case of a bona fide Exempt Acquisition Proposal principally involving the Treasure Island Hotel and Casino and the Mirage Resort and Casino, the Person receiving or who has knowledge of such Exempt Acquisition Proposal shall promptly notify Purchaser (x) that an Exempt Acquisition Proposal has occurred, (y) whether negotiations are occurring with respect thereto, and (z) the ultimate result of any negotiations relating to such Exempt Acquisition Proposal.

               Section 6.27 Conversion.
     Prior to the Closing and subsequent to obtaining all approvals required by Gaming Authorities for the Conversion (as hereinafter defined), Seller shall cause the Company to convert into a Nevada limited liability company through the filing of articles of organization with a statement of conversion for the Company with the Nevada Secretary of State (the “Conversion”). Seller shall provide notice to Purchaser at least five (5) Business Days’ prior to effectuating the Conversion, and all required documentation relating to the Conversion and the organizational documents of the Company (including, without limitation, the articles of organization and operating agreement) shall be subject to the approval of Purchaser prior to the filing or finalization thereof, as the case may be. Following the Conversion, all references herein to the “Company” shall mean the Company as a Nevada limited liability company, mutatis mutandis. Seller shall cause the Company to qualify as an entity that is disregarded as an entity separate from its sole member for federal and all relevant state income Tax purposes at all times from and after the time of the Conversion and to and through the Closing, and neither Seller, the Company nor any Affiliate shall make any election or take any position inconsistent with the foregoing.
               Section 6.28 Non-Solicitation of Exclusive Customers.
     From and after the date hereof until the second anniversary of the Closing Date, neither Parent nor any of its Affiliates shall intentionally engage in any targeted solicitation of any of the Exclusive Customers (determined as of the date hereof); provided, however, that the foregoing shall not prohibit Parent or any of its Affiliates from engaging in any general advertising or other indirect method of soliciting customers that does not target any Exclusive Customers or which is otherwise not intended to circumvent the foregoing provision. On the Closing Date, Seller shall deliver to Purchaser a list of the Exclusive Customers as of the Closing Date. For the avoidance of doubt, prior to the Closing, any promotion, offer or solicitation that includes some or all of the Exclusive Customers shall not constitute a violation of this Section 6.28 if it also includes similar classes of customers of Affiliates of Parent.
               Section 6.29 Non-Solicitation of Employees
     Except as set forth on Section 6.29 of the Seller Disclosure Schedule, from and after the date of this Agreement until the second anniversary of the Closing Date, neither Parent nor any of its Affiliates shall solicit or induce, or attempt to solicit or induce, any employee of, or independent contractor exclusive to, the Company to leave the Company for any reason whatsoever, or in any other manner interfere with the business relationship between the Company and any employee or independent contractor of the Company. Notwithstanding anything to the contrary, Parent and its Affiliates may conduct general searches for employees or independent contractors by use of advertisements or the media that are not targeted at the employees or independent contractors of the Company.
               Section 6.30 Water Rights.
     Seller, and/or one of its Affiliates, Atlandia Design and Furnishings Inc. (“Atlandia”), is the owner of water rights certificated by the State Engineer of Nevada, as Certificate 14785

(Permit 56635), Certificate 14786 (Permit 56636), Certificate 14787 (Permit 56639), Certificate 14788 (Permit 56640) and Certificate 14789 (Permit 56642), which authorize the annual appropriation of groundwater within the shallow aquifer underlying the Real Property, the Mirage Property, the Shared Valet Parcel and the Shared Employee Garage Parcel. Seller’s and/or Atlandia’s rights in these certificates, together with the attendant rights, powers and privileges pertaining thereto, are hereafter referred to as the “Certificated Water Rights.” On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller and/or Atlandia, and Seller agrees to sell (and to cause Atlandia to sell) to Purchaser, all of Seller’s and/or Atlandia’s right, title and interest in and to the Certificated Water Rights. At the Closing, the Certificated Water Rights shall be transferred and otherwise conveyed to Purchaser free and clear of all Encumbrances.
     Section 6.31 Post-Closing Subdivision, Conveyance of Treasure Island Property, Recordation of Reciprocal Easements.
     (a) Post-Closing Subdivision. If the condition set forth in Section 7.3(f) is satisfied pursuant to the Pre-Subdivision Closing Conditions, then from and after the Closing, the MGM Entities shall cause, and shall use best efforts to cause, as soon as possible, at Seller’s sole cost and expense, the Subdivision and the creation of the Treasure Island Property as two (2) separate legal parcels, and of the Joint Valet Parcel as a third (3rd) separate legal parcel pursuant to Nevada Revised Statutes Chapter 278, all in accordance with the size and contours set forth on Schedule 6.23(b). Seller’s efforts to cause the Subdivision shall be in accordance with the efforts of Seller required prior to Closing, as set forth in Section 6.23(b). Without limitation of the foregoing, Purchaser shall be entitled to direct Seller’s activities with respect to the Subdivision, and if Purchaser so elects, Seller shall provide to Purchaser a power of attorney granting to Purchaser the right to execute documents on Seller’s behalf, in furtherance of the Subdivision, as determined by Purchaser to be appropriate.
     (b) Post-Closing Conveyance of Treasure Island Property. If the condition set forth in Section 7.3(f) is satisfied pursuant to the Pre-Subdivision Closing Conditions, following the completion of the Subdivision, pursuant to documentation reasonably acceptable to Purchaser, Seller shall convey all of Seller’s right, title and interest in the Treasure Island Property to a newly-formed single-member Nevada limited liability company wholly-owned by Seller (“Newco”) pursuant to a Deed, the form of which shall be approved by Purchaser in its reasonable discretion. Immediately following such conveyance, pursuant to documentation reasonably acceptable to Purchaser, Seller shall transfer to the Company or its designee one hundred percent (100%) of the member’s interests in Newco, Seller shall deliver a bill of sale for transfer of the Improvements to Newco, in a form reasonably approved by Purchaser, the REA (if the REA has been mutually agreed upon) or, if the REA has not been mutually agreed upon, the REA Term Sheet shall be executed and recorded, and Seller shall arrange for the issuance of an Owner’s Title Policy, effective as of the date on which the Deed is recorded in the Official Records, insuring Newco’s ownership interest in the Treasure Island Property and the REA or the REA Term Sheet, as applicable, in an amount to be reasonably determined by Purchaser. The form of the Owner’s Title Policy shall be approved by Purchaser in its reasonable discretion, and the Owner’s Title Policy shall include such endorsements as Purchaser determines in its sole discretion to be appropriate. The costs of the Owner’s Title Policy, and the parties obligations respecting the Owner’s Title Policy, shall be allocated between Seller and Purchaser in accordance with the provisions of Section 6.23(c). It is the understanding of the Parties that the conveyance of the Treasure Island Property to Newco, and the conveyance of the ownership interest in Newco from Seller to the Company (or the Company’s designee), shall not trigger any Transfer Taxes in connection therewith.
     (c) Survival. The provisions of this Section 6.31 shall survive the Closing.
               Section 6.32 Certain Pre-Closing Insured Losses
     In the event that (i) the Company experiences a loss with respect to an asset that is not a Current Asset, (ii) such asset loss is covered by an insurance policy of the Parent or its Affiliates relating to the Company, (iii) the Company replaces such asset or otherwise fully repairs such loss, and (iv) the Company has rights to insurance proceeds therefrom (“Insurance Rights”), and such right is not recorded as a Current Asset as of the Closing Date, then the Parties agree and acknowledge that the Company shall assign such Insurance Rights to Seller. In addition, Purchaser agrees and acknowledges that it shall not have any rights to insurance proceeds that are payable to the Company following the Closing Date to compensate the Company for business interruptions prior to the Closing Date; provided, that, such right to payment is not recorded as a Current Asset as of the Closing Date. Any such insurance payments shall belong to Seller or Parent, and if for any reason any such insurance payment is delivered or paid to the Company, the Company shall remit such payment to Seller.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions of the Parties’ Obligations to Effect the Closing.
     The respective obligations of the Parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the Parties prior to the Closing of the following conditions:
     (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Closing.
     (b) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.
     (c) Governmental Approvals. (i) The MGM Entities and Purchaser shall have obtained all material Governmental Approvals required to consummate the Closing (including under Gaming Laws), all of which are set forth on Schedule 7.1(c) attached hereto, and (ii) all Governmental Approvals required for the Company, immediately after giving effect to the Closing, to operate the business of the Company in substantially the same manner as conducted on the date hereof (except, with respect to this clause (ii), such Governmental Approvals, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect) shall have been obtained, and, in each case of clause (i) and (ii), all such approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
     Section 7.2 Additional Conditions to Obligation of the MGM Entities to Effect the Closing.
     The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Seller:
     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Purchaser that are qualified by materiality shall be true and correct in accordance with their express terms, when made and at and as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date.
     (b) Performance of Obligation of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement on or prior to the Closing Date.
     (c) Officer’s Certificate. Seller shall have received a certificate dated the Closing Date duly executed by an officer of Purchaser to the effect of Section 7.2(a) and Section 7.2(b).
     (d) Deliveries at Closing. Purchaser shall have delivered all of the documents required under Section 3.2 of this Agreement.
     Section 7.3 Additional Conditions to Obligation of Purchaser to Effect the Closing.
     The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Purchaser:
     (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date; provided that, this condition shall be deemed to not be satisfied solely for purposes of the Closing if the aggregate adverse economic effect of breaches or violations of such representations and warranties as of the Closing Date has a Material Adverse Effect.

     (b) Performance of Obligations of Seller and Company. Each of Seller and Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
     (c) Officer’s Certificate. Purchaser shall have received a certificate dated the Closing Date duly executed by an officer of Seller to the effect of Section 7.3(a) and Section 7.3(b).
     (d) Release of Guaranties. The Release of Guaranties shall have been, or shall be simultaneously, completed with the Closing.
     (e) Deliveries at Closing. Seller shall have delivered all of the documents required under Section 3.2 of this Agreement.
     (f) Subdivision Closing Conditions; Pre-Subdivision Closing Conditions. One of the following shall have occurred:
          (i) at or prior to Closing, the Treasure Island Property shall be two separate legal parcels that have been subdivided in compliance with Chapter 278 of the NRS and that is owned in fee title by the Company, the REA (if the REA has been mutually agreed upon) or, if the REA has not been mutually agreed upon, the REA Term Sheet shall have been executed and recorded in the Official Records, the Company shall have been issued the Owner’s Title Policy effective as of the date of recordation of the Deed and the REA or the REA Term Sheet, as applicable, in the Official Records, and the Non-Imputation Endorsement shall be issued as of the Closing Date (collectively, the “Subdivision Closing Conditions”); or
          (ii) each of the following shall be true: (1) it is on or after June 15, 2009, (2) the Subdivision Closing Conditions shall not have been satisfied; (3) Seller shall have, continuously and diligently, from the date of this Agreement, exercised its best efforts to cause the Subdivision Closing Conditions to be satisfied; (4) all of the conditions to Purchaser’s and Seller’s respective obligations to effect the Closing, other than the Subdivision Closing Conditions, shall have been satisfied; and (5) the Parties shall have executed the Replacement Ground Lease, effective as of the Closing, subject to any modifications requested by a lender under financing secured against Company’s interest as tenant under the Replacement Ground Lease, which modifications shall be approved by Seller provided that they are submitted by Purchaser in good faith, and shall have executed and notarized the Lease Memorandum (collectively, the “Pre-Subdivision Closing Conditions”).
ARTICLE VIII
INDEMNIFICATION; REMEDIES
               Section 8.1 Survival; Right to Indemnification Not Affected by Knowledge.
     (a) Subject to Section 9.10, all representations and warranties contained in this Agreement shall terminate one year after the Closing Date; provided that the representations and warranties contained in Section 4.1 (Organization Qualification), Section 4.2 (Ownership of Equity Interests), Section 4.3(a) (Authority), Section 4.13 (Environmental Matters), 4.14

(Employee Benefit Plans), Section 4.21 (Brokers) and Section 4.28 (Nevada Takeover Statutes), Section 5.1 (Organization of Purchaser), Section 5.2 (Ownership), Section 5.3(a) (Authority), and Section 5.4 (Brokers) shall survive the Closing and terminate only upon the expiration of the applicable statute of limitations, if any; provided further, that the representations and warranties contained in Section 4.2 (Ownership of Equity Interests)shall survive the Closing indefinitely. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1(a) shall limit any covenant, obligation or agreement of the Parties which by its terms contemplates performance after the Closing.
     (b) The right of the Purchaser Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, to indemnification, shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the representations, warranties, covenants, obligations or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.
     (c) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs each of the Seller Indemnified Parties hereby waives any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that it might otherwise have against the Company with respect to representations, warranties, covenants, obligations and agreements made by any of the MGM Entities contained in this Agreement.
               Section 8.2 Indemnification.
     (a) Provided the Closing occurs, and subject to Section 8.2(c) of this Agreement, the Seller Indemnifying Parties shall, jointly and severally, defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation or warranty of any of the MGM Entities contained in this Agreement, (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of any of the MGM Entities contained in this Agreement, or (iii) any Liability paid, payable or asserted against any Purchaser Indemnified Person or to which any Purchaser Indemnified Person may become subject resulting from, arising out of, or relating to the dispute with Prairie Island Indian Community with respect to the use of the “Treasure Island” trademark.
     (b) Provided the Closing occurs, and subject to Section 8.2(d) of this Agreement, the Purchaser Indemnifying Parties shall defend and indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement or (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of Purchaser contained in this Agreement.

     (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Purchaser Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.2(a)(i):
     (i) unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties pursuant to Section 8.2(a)(i) exceeds Three Million Eight Hundred Seventy Five Thousand Dollars ($3,875,000), in which event the Purchaser Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of Three Million Eight Hundred Seventy Five Thousand Dollars ($3,875,000) and
     (ii) in excess of Fifty Million Dollars ($50,000,000);
provided that nothing in this Section 8.2(c) shall limit Seller’s liability for Losses with respect to, arising out of, relating to or resulting from (A) any fraud or intentional misrepresentation by an MGM Entity, or (B) any breach of Section 4.1 (Organizational Qualifications), Section 4.2 (Ownership of Equity Interests), Section 4.3(a) (Authority), Section 4.13 (Environmental Matters), 4.14 (Employee Benefit Plans), Section 4.21 (Brokers) or Section 4.25 (Nevada Takeover Statutes), by an MGM Entity; provided, further, the Seller Indemnifying Parties shall not be required to pay any indemnity amounts (and such amounts shall not count towards (c)(i) above) (a) relating to indemnity matters for which a Liability was accrued in the Final Statement, or (b) relating to indemnity matters to the extent that insurance proceeds are paid to the Purchaser Indemnified Parties therefor. The Purchaser Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.
     (d) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Seller Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.2(b)(i):
     (i) unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties pursuant to Section 8.2(b) exceeds Three Million Eight Hundred Seventy Five Thousand Dollars ($3,875,000),, in which event the Seller Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of Three Million Eight Hundred Seventy Five Thousand Dollars ($3,875,000); and
     (ii) in excess of Twenty-Five Million Dollars ($25,000,000)in the aggregate;
provided that nothing is this Section 8.2(d) shall limit Purchaser’s liability for Losses with respect to, arising out of, relating to or resulting from (A) any fraud or intentional misrepresentation by a Purchaser, or (B) any breach of Section 5.1 (Organization of Purchaser), Section 5.2 (Ownership), Section 5.3(a) (Authority), or Section 5.4 (Brokers) by Purchaser; provided, further, that the Purchaser Indemnifying Parties shall not be required to pay any indemnity amounts (and such amounts shall not count towards (d)(i) above) relating to indemnity matters to the extent that insurance proceeds are paid to the Seller Indemnified Parties therefor. The Seller Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.
     (e) In respect to any indemnity claim pursuant to Section 8.2(a)(i) or 8.2(b)(i), the representations and warranties made by the MGM Entities and Purchaser in this Agreement, as applicable, shall be read without regard to any Material Adverse Effect or materiality qualifiers or standards contained therein
     (f) In no event shall any Indemnifying Party be responsible or liable to any Indemnified Party for any Losses or other amounts under this Article VIII that constitute multiple, exemplary, consequential, special, indirect, punitive or other damages that are not compensatory in nature.
     (g) In the event that an Indemnifying Party:
     (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or
     (ii) transfers or conveys all or substantially all of its properties and assets (whether in one transaction or a series of related transactions) to any Person, then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that such successors and assigns shall be assigned the rights and assume the obligations of such Indemnifying Party set forth in this Article VIII.
     (h) For the avoidance of doubt, the Parties acknowledge that a Purchaser Indemnified Person or a Seller Indemnified Person may be entitled to raise a claim for indemnification pursuant to one or more subsections or clauses of Section 8.2(a) and 8.2(b) of this Agreement, respectively, and that the Purchaser Indemnified Person or the Seller Indemnified Person, as applicable, shall be solely entitled to elect the clauses or subections pursuant to which it may assert its claim for indemnification.
               Section 8.3 Indemnification Procedures.
     All claims for indemnification by an Indemnified Party under Section 8.2 shall be asserted and resolved as follows:
     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller Indemnified Party or a Purchaser Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall notify the Indemnified Party in writing as soon as practicable within the Dispute Period whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Third Party

Claim; provided further that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and the Indemnified Party exists in respect of such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.
     (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, (A) the Indemnifying Party shall use its Commercially Reasonable Efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (C) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (i) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, (ii) imposes any liabilities or obligations on the Indemnified Party in excess of the aggregate accruals therefor reflected in the determination of Actual Working Capital, and (iii) with respect to any non-monetary provision of such settlement, could, in the Indemnified Party’s reasonable judgment, have a Material Adverse Effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party, (D) the Indemnified Party shall cooperate to the extent reasonable (during regular business hours) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (E) the Indemnifying Party shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to, and subject to the conditions and limitations set forth in, the provisions of this Article VIII.
     (ii) If the Indemnifying Party does not notify the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.
     (iii) The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them that relate to such Third Party Claim. The Indemnified Party and the Indemnifying Party, the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim.
     (iv) Notwithstanding the foregoing, in any event, if the Indemnified Party desires to participate in any defense of a Third Party Claim it may do so at its sole cost and expense, and the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.
     (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Third Party Claim, the Indemnified Party shall send an Indemnity Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have the Dispute Period during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s Indemnity Notice, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto. If the Indemnifying Party does not deliver such written notice of objection within the Dispute Period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s claims for indemnification set forth in the Indemnity Notice, and shall have no further right to contest the validity of such indemnification claims. If the Indemnifying Party does deliver such written notice of objection within the Dispute Period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within the Resolution Period.
     (c) Claims for indemnification pursuant to Section 8.2 shall not be made after the expiration of the representations and warranties as provided for in Section 8.1; provided, however, that in the event a Claim Notice or an Indemnity Notice shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.
ARTICLE IX
TAX MATTERS
               Section 9.1 Tax Indemnification.
     (a) Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties against, and shall reimburse the Purchaser Indemnified Parties for, any and all losses arising out of, based upon or relating or attributable to (without duplication):
     (i) all Taxes imposed on the Company relating or attributable to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and, with respect to any period that includes but does not end on the Closing Date (in each case, a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 9.1(b)); provided, however, that Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account as a

Current Liability with respect to such Taxes in the Final Statement or, without duplication, specifically reserved or accrued for such Taxes (other than as a Current Liability) in the Unaudited 2008 Financials;
     (ii) all Taxes imposed upon the Company under Treasury Regulation Section 1.1502-6 (and corresponding provisions of state, local or foreign Law) as a result of the Company or any predecessor entity being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date;
     (iii) except as otherwise specifically set forth in this Agreement, all Taxes relating or attributable to the transactions contemplated pursuant to this Agreement;
     (iv) any breach of or inaccuracy in any representation or warranty contained in Section 4.7 of this Agreement; and
     (v) the breach by Seller or any Affiliate or the failure by any such entity to perform (or cause to have performed) any of the covenants made by them under this Agreement relating to Taxes.
     (b) For purposes of this Section 9.1, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:
     (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
     (ii) in the case of Taxes not described in (i) the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books.
               Section 9.2 Preparation and Filing of Tax Returns and Payment of Taxes.
     (a) Purchaser shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required by Law to be filed by the Company for all Straddle Periods (such Tax Returns, which shall specifically exclude any income Tax Return which reports the activities of the Company, the “Straddle Period Tax Returns”). Purchaser shall deliver drafts of all such Straddle Period Tax Returns to Seller for its review at least twenty (20) days prior to the due date of any such Tax Return (taking into account valid extensions) and shall notify Seller of Purchaser’s calculation of Seller’s share of the Taxes for such Straddle Period (determined in accordance with Section 9.1(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of Seller’s share of the Tax Liability for such Straddle Period (determined in accordance with Section 9.1(b)) shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld or delayed. If Seller shall dispute any item on such Tax Return, it shall notify Purchaser (by written notice within ten (10) days of receipt of Purchaser’s calculation) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, Purchaser’s calculation of Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof.
     (b) Parent and Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Company for taxable years ending on or prior to the Closing Date and any income Tax Return that reports pre-Closing activities of the Company during a Straddle Period (such Tax Returns, the “Pre-Closing Period Tax Returns”). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practices, except as required by applicable Law. Except in the case of any income Tax Return that reports the activities of the Company, if any such Pre-Closing Period Tax Returns are due after the Closing, Seller shall submit drafts of such returns to Purchaser for its review at least twenty (20) days prior to the due date of any such Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall cause the Company to furnish information to Seller, as reasonably requested in writing by Seller, to allow Seller to satisfy its obligations under this Section 9.2(b) and Section 9.4(b). Seller shall file such Pre-Closing Period Tax Returns due after the Closing Date with the appropriate taxing authorities.
     (c) The Parties shall act in good faith to resolve any dispute prior to the date on which the Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser.
               Section 9.3 Accounting and Tax Records.
     Seller shall provide Purchaser with all Tax Returns (other than income Tax Returns) that report the activity of the Company (and other information relating to Taxes of or relating to the Company) reasonably requested by Purchaser. Purchaser shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to Seller such Tax Returns and information as reasonably required by Seller to allow Seller to satisfy its obligations under ARTICLE IX.
     Within twenty-five (25) days following the Closing Date, Purchaser shall deliver to Seller an income statement for the Company covering the period from the last regularly prepared income statement through the Closing Date.
               Section 9.4 Tax Audits.
     (a) After the Closing, Purchaser, on the one hand, and Seller, on the other hand (as applicable, the “Recipient”), shall promptly notify the other Person in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim (“Tax Claim”) received by the Recipient from any Tax authority or any other Person with respect to Losses for which Seller is liable pursuant to Section 9.1 or Section 6.21; provided, however, that a failure by Purchaser to give such notice shall not affect the Purchaser Indemnified Parties’ rights to indemnification under this ARTICLE IX unless (and then solely to the extent) that Seller is materially prejudiced as a consequence of such failure.
     (b) Parent and Seller shall control the conduct, through their own counsel at their sole expense, of any Tax Claim involving any asserted Liability with respect or relating solely to any Pre-Closing Period and any income Tax Return that reports the pre-Closing activities of the Company during a Straddle Period. Parent or Seller, as the case may be, shall have all rights to settle, compromise and/or concede such Tax Claim and Purchaser shall reasonably cooperate and shall cause the Company to reasonably cooperate. Notwithstanding the foregoing, except with respect to any income Tax Claim that involves the activities of the Company (other than any post-Closing activities), Purchaser shall be entitled (at its own expense) to consult with Parent and Seller regarding the conduct of such Tax Claim and Parent or Seller shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Purchaser or the Company without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     (c) Purchaser shall control the conduct, through its own counsel, of any Tax Claim (other than an income Tax Claim that involves the activities of the Company (other than any post-Closing activities)) that involves any Straddle Period. Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim and Parent and Seller shall reasonably cooperate. Notwithstanding the foregoing, except with respect to any Tax Claim that involves the post-Closing activities of the Company, Parent and Seller shall be entitled (at their own expense) to consult with Purchaser regarding the conduct of such Tax Claim and Purchaser shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Parent or Seller without the consent of Parent and Seller, which consent shall not be unreasonably withheld or delayed.
               Section 9.5 Tax Treatment.
     The Parties agree to treat any payment made pursuant to ARTICLE VIII or ARTICLE IX as an adjustment to the Final Purchase Price for all Tax purposes.
               Section 9.6 Refunds and Tax Benefits.
     Any Tax refunds that are received by the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (but only to the extent such amounts are in excess of the amount, if any, taken into account as a Current Asset with respect to such Taxes in the Final Statement or, without duplication, specifically provided for such Taxes (other than as a Current Asset) in the Unaudited 2008 Financials) shall be for the account of Seller, and Purchaser shall pay over to Seller (a) any such cash refund within fifteen (15) days after receipt thereof and (b) the amount of Tax savings realized by Purchaser or the Company at the time the Tax Return to which such credit relates is filed by Purchaser or the Company. Any Tax refunds that are received by Parent or any of its Affiliates, and any amounts credited against Tax to which Parent or any of its Affiliates becomes entitled (other than refunds of income Taxes and/or any amounts credited against income Tax resulting from adjustments in connection with the activities of the Company which shall be for the account of Parent), that relate to Taxes of the Company for Tax periods or portions thereof after the Closing Date shall be for the account of Purchaser, and Parent or its Affiliates shall pay over to Purchaser (a) any such cash refund within fifteen (15) days after receipt thereof and (b) the amount of Tax savings realized by Parent or any of its Affiliates at the time the Tax Return to which such credit relates is filed by Parent or any of its Affiliates.
               Section 9.7 Treatment as Asset Sale.
     (a) Parent, Seller and Purchaser acknowledge and agree that, for income Tax purposes, the sale of the Equity Interests shall be treated as a sale of the Company’s assets by Seller and a purchase of the Company’s assets by Purchaser, and none of Parent, Seller, Purchaser or any of their Affiliates shall take a position inconsistent with such treatment. Notwithstanding anything to the contrary in this Agreement, Parent, Seller and Purchaser acknowledge and agree that any income Taxes imposed in connection with the sale of the Equity Interests shall be for the account of Parent and Seller and not for the account of the Company or Purchaser.
     (b) Reasonably promptly after the Closing Date, Purchaser shall provide to Seller a proposed allocation of the Final Purchase Price among the assets of the Company, along with any appraisals prepared to support such allocation, which allocation shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations (the “Asset Allocation Statement”). Purchaser shall also provide any supporting documentation or workpapers that Parent and Seller may reasonably request. Within ten (10) days following such provision, Seller shall have the right to object to all or any portion of the Asset Allocation Statement (by written notice to Purchaser), and if Seller so objects, it shall notify Purchaser (in such written notice) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, the Asset Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. Seller and Purchaser shall act in good faith to promptly and timely resolve any such dispute. If Seller and Purchaser cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser. Except with respect to any subsequent adjustments to the Final Purchase Price (which adjustments shall be allocated using the same mechanism for allocating Final Purchase Price set forth in this Section 9.7(b)), Parent, Seller and their respective Affiliates, (i) shall be bound by the Asset Allocation Statement determined pursuant to this Section 9.7(b), and act consistently therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Asset Allocation Statement, and (iii) shall take no position inconsistent with the Asset Allocation Statement in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that the Asset Allocation Statement is disputed by any Tax authority, the Person receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute.

     (c) Each of Parent, Seller and Purchaser shall cooperate in the preparation and timely filing of (i) Form 8594 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by Law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendment, forms or reports arising as a result of any adjustments to the Final Purchase Price).
               Section 9.8 Tax Sharing Contracts. As of the Closing, all Tax sharing or similar agreements involving the Company shall be terminated as of the Closing Date, and the Company shall not have any further rights or Liabilities under any such agreement after the Closing Date.
               Section 9.9 Timing of Payments. Except as otherwise provided in this Article IX, any amounts owed by any Person to any other Person under this Article IX shall be paid in cash within five (5) days’ notice from such other Person.
               Section 9.10 Conflicts; Survival. Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Article IX shall (a) be unconditional and absolute, (b) not be subject to any limitations in Article VIII and (c) other than the indemnification provided for in Section 9.1 (and the representations and warranties contained in Section 4.7) remain in full force and effect indefinitely. The indemnification provided for in Section 9.1 (and the representations and warranties contained in Section 4.7) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the underlying Taxes; provided that, in the event notice for indemnification under Section 9.1 shall have been given within the applicable survival period, the indemnification with respect to which such notice for indemnification has been given shall survive until such time as such claim is finally resolved. In the event of a conflict between this Article IX and any other provision of this Agreement, this Article IX shall govern and control.
ARTICLE X
TERMINATION
               Section 10.1 Termination of Agreement.
     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Parties; or
     (b) by the MGM Entities, on the one hand, or Purchaser, on the other, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Closing Date; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any of the Parties whose willful breach or nonfulfillment or failure to perform has prevented the consummation of the transactions contemplated by this Agreement; or
     (c) by Purchaser, if there has been a material breach or violation by any of the MGM Entities of any of its representations and warranties or covenants contained in this Agreement that has not been waived by Purchaser in writing or has not been cured by the MGM Entity in all material respects within thirty days of written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty day period but can be reasonably cured prior to the Outside Closing Date and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(c); or
     (d) by the MGM Entities, if there has been a material breach or violation by Purchaser of any of its representations and warranties or covenants contained in this Agreement that has not been waived by the MGM Entities in writing or has not been cured by Purchaser in all material respects within thirty days of written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty day period but can be reasonably cured prior to the Outside Closing Date and Purchaser is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(d); or
     (e) by Purchaser if any of the conditions to the obligation of Purchaser set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser in writing; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if Purchaser is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or
     (f) by the MGM Entities if any of the conditions to the obligation of the MGM Entities set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by the MGM Entities in writing; provided, however, that the MGM Entities shall not be entitled to terminate this Agreement pursuant to this Section 10.1(f) if any of the MGM Entities is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or
     (g) by the MGM Entities, on the one hand, or Purchaser, on the other hand, if a Governmental Entity shall have issued a nonappealable, final Governmental Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated by this Agreement.
               Section 10.2 Effect of Termination.
     In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parties, or their respective directors, officers, members, employees, stockholders or Affiliates, except that such termination shall not relieve (i) Purchaser of its obligations to pay the Seller Termination Fee, if applicable or (ii) Seller of its obligations to pay the Purchaser Termination Fee, if applicable; provided further that the provisions of this Section 10.2 and Section 6.4, Section 6.14, Section 11.1, Section 11.4, Section 11.5, Section 11.10 and Section 11.14 shall remain in full force and effect and survive any termination of this Agreement. The Parties acknowledge and agree that, except as otherwise provided in Section 6.14, the sole and exclusive remedy upon the events described in this Article X shall be termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
               Section 11.1 Expenses.
     Except as expressly provided in this Agreement, each of the Parties shall pay its own legal, accounting and other miscellaneous expenses incident to this Agreement whether or not the Closing is consummated.
               Section 11.2 Notices.
     All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested, facsimile or next-Business Day courier to the affected Party at the address and facsimile number set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and the first Business Day after timely delivery to the courier, if sent by next-Business Day courier specifying next Business Day delivery.
(a)	if to Seller or the Company, to:

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: James J. Murren, Chairman and Chief Executive Officer
Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.: (702) 693-7628
     with a copy (which shall not constitute notice) to:
Glaser, Weil, Fink, Jacobs & Shapiro, LLP 10250 Constellation Boulevard, 19th Floor Los Angeles, California 90067 Attention: Carolyn C. Jordan, Esq. Facsimile No.: (310) 556-2920

(b)	if to Purchaser, to:

Ruffin Acquisition, LLC 6600 Amelia Earhart Court Las Vegas, Nevada 89119 Attention: Phillip G. Ruffin Facsimile No.: (702)796-3296
     with a copy (which shall not constitute notice) to:
Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, California 90071 Attention: Mark H. Kim, Esq. Facsimile No.: (213) 687-3702
               Section 11.3 Interpretation
     When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Words used in the singular form in this Agreement shall be deemed to include the plural, and vice versa, as the sense may require. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance shall be automatically extended to the next Business Day thereafter.
               Section 11.4 Governing Law.
     This Agreement, and any disputes arising out of or relating to this Agreement or the Parties’ relationship, shall be governed and construed in accordance with the laws applicable to contracts made and to be performed entirely in Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.
               Section 11.5 Consent to Jurisdiction and Venue.
     Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.5 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court. Each of the Parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.
               Section 11.6 Time of the Essence.
     Time is of the essence in performing covenants and agreements under this Agreement.
               Section 11.7 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective assigns.
               Section 11.8 Amendment.
     This Agreement may not be amended or modified by the Parties except (a) by an instrument in writing signed by each of the Parties and (b) by a waiver in accordance with Section 11.9.
               Section 11.9 Extension; Waiver.
     At any time prior to the Closing, the Parties, by action taken or authorized by their respective boards of directors or similar governing body (may, to the extent legally allowed), (a) extend the time for or waive the performance of any of the covenants, obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on its behalf. The failure of any of the Parties to assert any of its rights under this Agreement shall not constitute a waiver of such rights.
               Section 11.10 No Third Party Beneficiaries.
     Except for the provisions of (a) ARTICLE VIII with respect to Indemnified Parties, and (b) Section 11.14, this Agreement is for the sole benefit of the Parties, Parent (as an intended third party beneficiary of the MGM Entities) and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties, Parent (as an intended third party beneficiary of the MGM Entities) and such assigns, any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party.

               Section 11.11 Entire Agreement.
     This Agreement, the Disclosure Schedules, the Exhibits and the other writings referred to herein or delivered pursuant hereto that form a part hereof constitute the entire agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
               Section 11.12 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
               Section 11.13 Counterparts.
     This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
               Section 11.14 Limitation of Liability.
     The Parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any of the other documents executed on the Closing Date. The Parties further acknowledge that neither Mr. Kerkorian nor Tracinda Corporation shall have any Liability whatsoever with respect to this Agreement. Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or default or breach or default by any Party under this Agreement or any such document or (b) any Party has or may have any claim arising from or relating to the terms of this Agreement or any such document, no Party shall commence any proceedings or otherwise seek to impose any Liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.
               Section 11.15 Disclosure Schedules.
     The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify the other paragraphs in this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable. The inclusion of any information in any section of a Disclosure Schedule shall not be deemed to be an admission, acknowledgment or evidence (i) of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever, (ii) that the matter is required to be disclosed pursuant to the provisions of this

Agreement, or (iii) that such information actually constitutes noncompliance with, or a violation of, any agreement, law, regulation or statute to which such disclosure is applicable. The Disclosure Schedules and the information, description and disclosures included therein are intended to qualify and limit the applicable representations, warranties and covenants of the applicable Party contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Except as otherwise specifically provided in this Agreement to the contrary, the Disclosure Schedules may only be amended by an instrument in writing signed by the Parties.
[The remainder of this page is intentionally left blank. Signatures are on the following page.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers or managers, as applicable, as of the date first written above.

THE MIRAGE CASINO-HOTEL a Nevada corporation
By:	/s/ John M. McManus
Name John M. McManus
Title:	Assistant Secretary

TREASURE ISLAND CORP., a Nevada corporation
By:	/s/ John M. McManus
Name John M. McManus
Title:	Assistant Secretary

RUFFIN ACQUISITION, LLC, a Nevada limited liability company
By:	/s/ Phillip G. Ruffin
Name Phillip G. Ruffin
Title:	Manager